Exhibit 2.1
PURCHASE AGREEMENT

between

TELEFLEX INCORPORATED

and

MARINE ACQUISITION CORP.

Dated as of March 22, 2011

-i-

-ii-

-iii-

APPENDICES:

Appendix A Definitions

Appendix B Acquired Companies

Appendix C Selling Subsidiaries

-iv-

THIS PURCHASE AGREEMENT is made and entered into as of the 22nd day of March 2011 by and between Teleflex Incorporated, a Delaware corporation (“Seller”) and Marine Acquisition Corp., a Delaware corporation (“Buyer”).
BACKGROUND
A. Seller owns and operates, directly and through direct and indirect subsidiaries, the Business (as defined herein).
B. Seller and the Selling Subsidiaries (as defined herein) desire to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller and the Selling Subsidiaries, the Acquired Companies (as defined herein) and the Marine Assets (as defined herein), and Buyer desires to assume the Assumed Liabilities (as defined herein), as more specifically provided herein.
TERMS
In consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Specific Definitions. As used in this Agreement, the terms identified on Appendix A attached hereto shall have the meanings set forth or referred to in Appendix A.
Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
Section 1.3 Other Definitional Provisions.
(a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b) References to specific Articles and Sections are to the Articles and Sections of this Agreement, unless specifically stated otherwise.
(c) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “dollars” or “$” mean “U.S. dollars.”

(d) All accounting terms not specifically defined herein shall, to the extent not inconsistent with the express terms of this Agreement, be construed in conformity with GAAP.
(e) References to any United States legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the United States be deemed to include what most nearly approximates in that jurisdiction to the United States legal term.
ARTICLE II
PURCHASE AND SALE OF THE BUSINESS
Section 2.1 Purchase and Sale of the Business. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and shall cause the Selling Subsidiaries to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller and the Selling Subsidiaries, as applicable, all right, title and interest (in the case of clause (b), of Seller and the Selling Subsidiaries) in and to the following, in each case, free and clear of all Encumbrances, except Permitted Encumbrances:
(a) the Direct Shares; and
(b) the Marine Assets as the same shall exist as of the Effective Time.
Notwithstanding anything to the contrary contained in this Agreement, Seller and the Selling Subsidiaries may, subject to Section 5.14, retain one copy of any Contract, Books and Records or any other document or materials which are included in the Business Assets.
Section 2.2 Excluded Assets. Notwithstanding anything herein to the contrary, there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Business Assets shall not include, the following assets and properties (such retained assets and properties being herein collectively referred to as the “Excluded Assets”):
(a) all (i) bank accounts of Seller and the Selling Subsidiaries and (ii) investment securities and other short- and medium-term investments, but excluding the following to the extent related to the Business (A) escrow monies and funds held in trust (other than funds held in trust in connection with Seller Benefit Plans which are Excluded Assets), (B) security deposits in the possession of landlords, utility companies, Governmental Authorities or counterparties to Contracts and (C) customer prepayments (items (A), (B) and (C) collectively, “Cash Deposits”);
(b) all refunds of Taxes of Seller and the Selling Subsidiaries;
(c) all Tax Returns of Seller and the Selling Subsidiaries;
(d) except as expressly provided in Section 5.4, all Seller Benefit Plans;
(e) the Seller Intellectual Property;

(f) the computer hardware, stored data, computer software and documentation owned or licensed by Seller or any of the Selling Subsidiaries listed in Section 2.2(f) of the Seller Disclosure Letter;
(g) any causes of action, lawsuits, judgments, claims and demands of any nature of Seller or the Selling Subsidiaries that arose or arise or relate to events that occur prior to, at or following the Effective Time if the same relate primarily to the Excluded Assets or Excluded Liabilities, whether arising by way of counterclaim or otherwise;
(h) the governmental licenses, permits and approvals listed in Section 2.2(h) of the Seller Disclosure Letter;
(i) any Books and Records of Seller or any Selling Subsidiary that Seller or any of the Selling Subsidiaries are required to retain pursuant to Law or which relate primarily to the Excluded Assets or the Excluded Liabilities (provided that Buyer shall be entitled to access to, and copies of, all such Books and Records);
(j) all letters of credit listed on Section 2.2(j) of the Seller Disclosure Letter;
(k) any other leases, contracts, assets and rights listed in Section 2.2(k) of the Seller Disclosure Letter; and
(l) except as set forth in Section 5.19, any rights or benefits pursuant to any insurance policies (intercompany, self insurance or otherwise) of Seller or any of the Selling Subsidiaries.
With respect to clauses (a) and (h) above, to the extent such items are held by an Acquired Company and are not dividended or transferred to Seller or a Selling Subsidiary prior to Closing, they will remain an asset of the applicable Acquired Company after Closing and will not be Excluded Assets.
Section 2.3 Assumption of Assumed Liabilities. From and after the Effective Time, Buyer shall assume from the Seller or the Selling Subsidiaries, as applicable, and fully pay, discharge, satisfy and perform when due, only the following debts, liabilities, or obligations (collectively, the “Assumed Liabilities”):
(a) all of the debts, liabilities and obligations of Seller and the Selling Subsidiaries arising under the Contracts included in the Marine Assets;
(b) all of the debts, liabilities and obligations assumed by Buyer pursuant to Section 5.4;
(c) [Reserved.]
(d) trade accounts payable and accrued liabilities, in each case, to the extent reflected in the Net Working Capital on the Final Closing Statement, excluding, for the avoidance of doubt, liabilities for Income Taxes of Seller and the Selling Subsidiaries;

(e) all liabilities and obligations for the payment of any checks related to the Business issued prior to the Closing Date which have not been paid as of the Closing Date; and
(f) all other liabilities of Seller and the Selling Subsidiaries solely related to the Business incurred in the ordinary course consistent with past practice in both type and amount (including, without limitation, United States worker’s compensation claims (subject to clause (g) of the definition of Designated Pre-Closing Liabilities)), excluding, for the avoidance of doubt, (i) liabilities for Taxes of Seller and the Selling Subsidiaries (except to the extent such Taxes are reflected in the Net Working Capital on the Final Closing Statement) and (ii) the Asset Related Designated Pre-Closing Liabilities and (iii) subject to Section 5.17, items 6, 7 and 8 on Section 3.25 of the Seller Disclosure Letter.
Buyer’s obligations under this Section 2.3 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Agreements or any closing or other document contemplated by this Agreement or the Ancillary Agreements, any right or alleged right of indemnification hereunder or for any other reason.
Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement, (a) Seller shall remain responsible for and Seller or the relevant Selling Subsidiary shall retain and fully pay, discharge, satisfy and perform when due the Asset Related Designated Pre-Closing Liabilities and all other liabilities and obligations of Seller and the Selling Subsidiaries (other than, for the avoidance of doubt, the liabilities and obligations of the Acquired Companies) not included in the Assumed Liabilities (collectively, the “Excluded Liabilities”) and (b) Seller shall fully pay, discharge, satisfy and perform when due all of the Acquired Company Designated Pre-Closing Liabilities. Seller’s obligations under this Section 2.4 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Agreements or any closing or other document contemplated by this Agreement or the Ancillary Agreements, any right or alleged right of indemnification hereunder or for any other reason.
Section 2.5 Purchase Price. Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall (i) pay to Seller the Estimated Cash Payment, (ii) deliver the Note to Seller, and (iii) assume the Assumed Liabilities ((i) through (iii), collectively, and as adjusted in accordance with Section 2.7, the “Purchase Price”).
Section 2.6 Closing; Delivery and Payment.
(a) Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 on the date hereof (the time and date on which the Closing occurs is hereinafter referred to as the “Closing Date”).
(b) Pre-Closing Calculation. Section 2.6(b) of the Seller Disclosure Letter sets forth Seller’s good faith estimate of the Transaction Expenses, the Assumed Bonus Amount the Business Indebtedness and the Cash Balance, in each case, as of the Effective Time, and based on such amounts, the Estimated Cash Payment, which amounts have been derived from the Books and Records of the Business as of such time. The information included on Section 2.6(b) of the Seller Disclosure Letter was prepared by Seller in accordance with GAAP consistent with past practice, except for the use of accounting practices, principles and methodologies reflected in Section 2.7(a) of the Seller Disclosure Letter. Attached as part of Section 2.6(b) of the Seller Disclosure Letter is Seller’s calculation of the estimated Net Working Capital as of March 16, 2011.

(c) Delivery and Payment. At the Closing:
(i) Buyer shall (A) issue to Seller a promissory note, in the form agreed by Buyer and Seller prior to the Closing, with a principal amount of $4,450,000 (the “Note”) and (B) pay the Estimated Cash Payment to Seller in immediately available funds by wire transfer to the accounts designated in writing by Seller not less than two (2) Business Days prior to the Closing Date;
(ii) Seller and the Selling Subsidiaries, as the case may be, shall deliver to Buyer, to the extent the Shares are certificated, certificates evidencing the Shares, duly endorsed or accompanied by a duly executed instrument of transfer (in the case of Direct Shares) and, to the extent the Shares are not certificated, other customary evidence of ownership;
(iii) Seller and the Selling Subsidiaries shall deliver to Buyer the Ancillary Agreements, duly executed by Seller or a Selling Subsidiary, as the case may be;
(iv) Buyer shall deliver to Seller the Ancillary Agreements, duly executed by Buyer;
(v) Each of the closing deliverables set forth on Schedule 2 shall have been delivered in the manner set forth therein;
(vi) Seller shall deliver certificates, duly completed and executed in compliance with the Code and Treasury Regulations, issued by each of Seller and TFX Equities Incorporated certifying that each of Seller and TFX Equities Incorporated, respectively, is not a foreign person as defined in Treasury Regulations Section 1.1445-2(b)(2)(i);
(vii) Buyer shall pay to Seller in immediately available funds by wire transfer to the accounts designated in writing by Seller not less than two (2) Business Days prior to the Closing Date the Expenses Amount; and
(viii) Seller will pay (x) $439,208.11 to an account designated by AON Risk Services of Illinois for payment of Seller’s portion of the premium (pursuant to Section 5.19) for the Product Liability Policy and the Environmental Insurance Policies, (y) $79,000, representing an estimate of the Seller’s portion of certain stamp Transfer Taxes payable in Australia, and (z) the amounts required to be paid by Seller to the Business Employees at Closing pursuant to Section 5.4(l)(i).

Section 2.7 Post-Closing Adjustments.
(a) Within seventy-five (75) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth, as of the Effective Time, the Net Working Capital, the Assumed Bonus Amount, the Transaction Expenses, the Business Indebtedness and the Cash Balance and based on such amounts, the Cash Payment (the “Closing Statement”), which statement shall be derived from a balance sheet of the Business as of the Effective Time, prepared in accordance with GAAP and consistent with past practice, except for the use of accounting practices, principles and methodologies reflected in Section 2.7(a) of the Seller Disclosure Letter. Buyer agrees that following the Closing and prior to the determination of the Final Closing Statement, it shall neither alter nor destroy any of the Books and Records on which the Closing Statement is to be based.
(b) Seller shall, within forty-five (45) days after the delivery by Buyer of the Closing Statement (“Seller’s Review Period”), complete its review of Net Working Capital, the Assumed Bonus Amount, the Transaction Expenses, the Business Indebtedness and the Cash Balance and based on such amounts, the Cash Payment reflected on the Closing Statement. The Closing Statement shall be binding and conclusive upon, and deemed accepted by, Seller unless Seller shall have notified Buyer in writing prior to the expiration of Seller’s Review Period of any good faith objection thereto (the “Seller’s Objection”); provided, that Seller may not deliver more than one Seller’s Objection and may not amend its Seller’s Objection once it has been delivered to Buyer. The Seller’s Objection shall set forth a specific description of the basis of Seller’s Objection and the specific adjustments to Net Working Capital, the Assumed Bonus Amount,Business Indebtedness, Transaction Expenses and/or Cash Balance reflected on the Closing Statement which Seller believes should be made. Any items not disputed in a valid Seller’s Objection shall be deemed to have been accepted by Seller and shall be final and binding. Buyer shall provide Seller and its accountants full access to the Books and Records, any other information, including the work papers of its accountants, and to any employees, to the extent necessary for Seller to prepare the Seller’s Objection, if any.
(c) If Seller and Buyer are unable to resolve all of their disputes with respect to the Closing Statement within fifteen (15) days following Buyer’s receipt of Seller’s Objection to such Closing Statement pursuant to Section 2.7(b), they shall refer their remaining differences to the CPA Firm for decision, which decision shall be final and binding on the parties upon delivery of the written opinion set forth in sub-clause (iii) below. The procedure and schedule under which any dispute shall be submitted to the CPA Firm shall be as follows:
(i) Within fifteen (15) days following the expiration of the period referred to in paragraph (c) above, Seller shall submit any unresolved portion of Seller’s Objection to the CPA Firm in writing (with a copy to Buyer), supported by any documents and/or affidavits upon which it relies.
(ii) Within fifteen (15) days following Seller’s submission of the unresolved portion of Seller’s Objection as specified in sub-clause (i) above, Buyer shall submit its response to the CPA Firm in writing (with a copy to Seller), supported by any documents and/or affidavits upon which it relies.

(iii) The CPA Firm shall deliver its written opinion within twenty (20) days following its receipt of the information provided for in sub-clause (ii) above, or such longer period of time as the CPA Firm determines is necessary, but not to exceed thirty (30) days. The scope of the disputes to be resolved by the CPA Firm is limited to the unresolved portion of the Seller’s Objection. In resolving any disputed items, the CPA Firm may not assign a value to any particular item greater than the greatest value for such item claimed by Buyer or Seller or less than the smallest value for such item claimed by Buyer or Seller. Buyer and Seller shall make readily available to the CPA Firm all relevant Books and Records and any work papers (including those of the parties’ respective accountants) relating to the Closing Statement and all other items reasonably requested by the CPA Firm.
Any expenses relating to the engagement of the CPA Firm shall be allocated between Buyer and Seller so that Seller’s share of such costs shall be in the same proportion that (x) the aggregate amount of the disputed items submitted by Seller to the CPA Firm that are unsuccessfully disputed bears to (y) the total amount of all disputed items submitted by Seller to the CPA Firm. Seller and Buyer shall each bear the fees of their respective auditors incurred in connection with the determination and review of the Closing Statement.
(d) The Closing Statement shall become final and binding on the parties upon the earliest of (i) if no Seller’s Objection has been given, the expiration of the period within which Seller must make the Seller’s Objection pursuant to Section 2.7(b), (ii) agreement in writing by Seller and Buyer that the Closing Statement, together with any modifications thereto agreed by Seller and Buyer, shall be final and binding and (iii) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to such Closing Statement. The Closing Statement, as submitted by Buyer if no timely Seller’s Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the CPA Firm, is herein referred to as the “Final Closing Statement.”
(e) Within five (5) Business Days following the determination of the Final Closing Statement, the adjustment payment payable pursuant to this Section 2.7(e) (the “Adjustment Payment”) and interest thereon shall be paid by wire transfer of immediately available funds to a bank account designated by Seller or Buyer, as the case may be. The Adjustment Payment shall be equal to the absolute value of the Post-Closing Difference. For purposes of this Agreement, the “Post-Closing Difference” shall mean (x) Cash Payment, as reflected on the Final Closing Statement minus (y) the Estimated Cash Payment. The Adjustment Payment shall be payable by Buyer to Seller if the Post-Closing Difference is positive, and by Seller to Buyer if the Post-Closing Difference is negative. The Adjustment Payment shall bear interest from the Closing Date to the date of payment at the Closing Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such Adjustment Payment. Any adjustment or non-adjustment to the Purchase Price shall not form the basis for any claim for damages pursuant to this Agreement. The parties’ payment obligations under this Section 2.7 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Agreements, and any right or alleged right of indemnification hereunder or for any other reason or under any other agreement.

Section 2.8 Taxes and Fees. Notwithstanding any provision in this Agreement to the contrary, all sales taxes, transfer taxes, stamp taxes, conveyance taxes, mortgage taxes, intangible taxes, documentary recording taxes, license and registration fees, notarial fees, recording fees and stamp duties, if any, imposed by any Governmental Authority in connection with the transfer of the Shares or the Marine Assets hereunder or the execution or filing of any instruments in connection therewith (the “Transfer Taxes”) shall be paid one-half by Buyer and one-half by Seller. To the extent that any Transfer Taxes are paid by either Buyer or Seller the other party shall, within two Business Days of being provided with evidence of the payment of such Transfer Tax, reimburse the party that made such payment for one-half of such amount (it being understood that Seller shall have, as of the Closing, paid Buyer in advance an estimate of its allocable portion of the Transfer Taxes set forth on Schedule 3, and Buyer agrees to make payment of such amounts promptly to the relevant Governmental Authorities). Seller and Buyer shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes. Any refund of Transfer Taxes paid pursuant to this section shall be shared equally among Buyer and Seller. In addition, (i) to the extent the portion of Seller’s Transfer Taxes included in the Expenses Amount exceed Seller’s allocable portion under this Section 2.8 based on the amount of Transfer Taxes ultimately paid, Buyer shall, within two Business Days of becoming aware of such overallocation or within two Business Days of a request by Seller, refund Seller the applicable amount, and (ii) to the extent the portion of Seller’s Transfer Taxes included in the Expenses Amount are less than Seller’s allocable portion under this Section 2.8 based on the amount of Transfer Taxes ultimately paid, Seller shall, within two Business Days of being provided with evidence of the payment of such additional amount, reimburse the Buyer for its allocable portion of such additional amount. Seller shall be responsible for the payment of any consent fee required to be paid in connection with the assignment of the ERP Software Program at Limerick to Buyer; provided that Buyer shall reimburse Seller for the first $100,000 of such fee within two Business Days of Seller providing Buyer with evidence of the payment of such fee by Seller.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Seller Disclosure Letter which shall be arranged in accordance with Section 9.9, Seller represents and warrants to Buyer as follows as of Closing:
Section 3.1 Organization and Authority. Seller, each of the Acquired Companies and each of the Selling Subsidiaries has been duly incorporated or formed, is validly existing and is in good standing under the laws of its jurisdiction of incorporation or formation, with the requisite power (corporate or otherwise) and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted. Seller and each of the Selling Subsidiaries has the full power (corporate or otherwise) and authority to enter into this Agreement or the Ancillary Agreements, as the case may be, and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding agreement of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no other proceedings on the part of Seller are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. At Closing, the Ancillary Agreements will be duly authorized, executed and delivered by the Seller or one or more Selling Subsidiaries, as applicable, and, assuming due authorization, execution and delivery by Buyer, will constitute legal, valid and binding agreements of the Seller or the Selling Subsidiaries, as applicable, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.2 No Conflict. Neither the execution and delivery of this Agreement and each Ancillary Agreement to which Seller or a Selling Subsidiary is a party, nor completion of the transactions contemplated by this Agreement and the Ancillary Agreements will (a) violate any provision of the certificate of incorporation or by-laws or other similar organizational document of Seller, any Acquired Company or any Selling Subsidiary; (b) assuming all of the consents, approvals, authorizations, filings or notifications to or of Governmental Authorities contemplated by Section 3.11 are made or obtained, violate any Law or any injunction, order or decree of any Governmental Authority to which Seller, an Acquired Company or a Selling Subsidiary is subject except, in all cases, for such violations that would not prohibit or materially impair Seller’s or a Selling Subsidiary’s ability to perform its obligations under this Agreement or an Ancillary Agreement; or (c) except as described in Section 3.2 of the Seller Disclosure Letter, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or require that any notice be given, payment be made or consent be granted under, or give to others any right to terminate, amend, accelerate, cancel or modify the terms or conditions of, any Contract included in the Business Assets, or result in the creation of any Encumbrance (other than Encumbrances created by any actions of Buyer or its Affiliates) on, any of the Business Assets, except in each case for any violations, breaches, defaults or other matters that would not, individually or in the aggregate, reasonably be expected to result in a material liability of the Business or materially impact Buyer’s operation of the Business or use of a material Business Asset or Seller’s or a Selling Subsidiary’s ability to perform its obligations under this Agreement or the Ancillary Agreements.
Section 3.3 Financial Information. Section 3.3 of the Seller Disclosure Letter sets forth (a) audited combined balance sheets of the Business as at September 26, 2010 and December 31, 2009, and the audited combined statements of income, cash flows and changes in invested equity for the nine-month period ended September 26, 2010, and the fiscal years ended December 31, 2009 and December 31, 2008 (the “Audited Financials”) and (b) the unaudited combined balances sheets of the Business as of December 31, 2010 and January 30, 2011 and the related unaudited combined statement of income for the fiscal year ended December 31, 2010 and the one-month period ended January 30, 2011 (the “Interim Financials” and collectively with the Audited Financials, the “Financial Information”). The Financial Information fairly presents in all material respects the financial condition, the results of operations and, in the case of the Audited Financials, cash flow of the Business as at the respective dates of and for the periods referred to in such Financial Information, all in accordance with GAAP consistently applied for the periods presented, except for the use of the accounting practices, principles and methodologies reflected in Section 3.3 of the Seller Disclosure Letter. Buyer acknowledges that the Business was not conducted on a stand-alone basis as a separate entity during the periods indicated in the Financial Information.

Section 3.4 Absence of Certain Changes or Events. Except as set forth in Section 3.4 of the Seller Disclosure Letter, from September 26, 2010 to the date of this Agreement, Seller, the Acquired Companies and the Selling Subsidiaries have conducted the Business in the ordinary and usual course and there has not been a Material Adverse Effect and they have not:
(a) disposed of any Business Assets (other than sales of inventory in the ordinary course) with a fair market value greater than $200,000 in the aggregate;
(b) created any Encumbrance (other than a Permitted Encumbrance) on any of the Business Assets that will not be discharged prior to Closing;
(c) increased, except for increases required by Law or collective bargaining agreements, the rate of compensation or the benefits payable to any of the Transferred Employees where the percentage increase in the aggregate was greater than the increase from 2010 to 2011 of the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (CPI-U), published monthly by the Bureau of Labor Statistics;
(d) paid or declared any dividends or distributions other than cash dividends in the ordinary course or the distribution of Excluded Assets;
(e) made any change in any accounting practices or principles, or in any system of internal accounting controls, in each case, of the Business, other than as required by applicable accounting or regulatory authority;
(f) terminated, failed to renew or waived any material rights under any Significant Contract or any agreement that, if it were in effect on the date hereof, would be required to be disclosed pursuant to clauses (a), (b), (d), (e), (h), (j) or (l) of Section 3.9; or
(g) entered into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

Section 3.5 Real Property.
(a) The real property at the addresses listed in Section 3.5(a) of the Seller Disclosure Letter constitutes all of the real property owned by (x) Seller or a Selling Subsidiary and included in the Business Assets or (y) an Acquired Company (the “Owned Real Property”). With respect to each parcel of Owned Real Property:
(i) Seller, a Selling Subsidiary or an Acquired Company owns marketable fee simple title to all Owned Real Property free and clear of all Encumbrances other than (i) liens for Taxes not yet delinquent, (ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not incurred in connection with the borrowing of money, (iii) zoning, ordinances, building codes, regulations and similar enactments, or other restrictions, variances, covenants, conditions, rights of way, encumbrances, easements and other minor irregularities in title, (iv) public roads and highways, (v) matters disclosed on the Title Policies relating to the Owned Real Property (or, with respect to the Owned Real Property for which Title Policies were not obtained or the Limerick Facility, matters that would be disclosed on a current title report or similar report or listing related thereto) and (vi) any conditions that are shown on the Surveys (or, with respect to Owned Real Property for which Surveys were not completed or the Limerick Facility, any conditions that would be shown by a current and accurate survey or personal inspection of the Owned Real Property), none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of such parcel by the Business (collectively, the “Permitted Encumbrances”);
(ii) there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of such parcel of Owned Real Property;
(iii) there is no condemnation, expropriation or other proceeding in eminent domain, pending or, to Seller’s Knowledge, threatened, affecting any Owned Real Property or any portion thereof or interest therein;
(iv) all Owned Real Property has direct vehicular and pedestrian access to a public street adjoining the Owned Real Property, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefiting such Real Property, and such access is not dependent on any land or other real property interest that is not included in the Owned Real Property;
(v) to Seller’s Knowledge, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems currently serving the Owned Real Property have been installed and are sufficient for the operation of the Business as currently conducted thereon;
(vi) to Seller’s Knowledge, the use or occupancy of the Owned Real Property or any portion thereof or the operation of the Business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority; and

(vii) none of the improvements to the Owned Real Property encroaches on any land that is not included in the Owned Real Property or on any easement affecting such Owned Real Property, or violates any building lines or set-back lines, and there are no encroachments onto the Owned Real Property, or any portion thereof, except in each case as may be disclosed on the Surveys or, with respect to Owned Real Property for which Surveys were not completed, except as would be shown by a current and accurate survey or personal inspection of the Owned Real Property, none of which, individually or in the aggregate, would interfere in any material respect with the use or occupancy of such Owned Real Property or the operation of the Business as currently conducted thereon.
(b) The real property at the addresses listed in Section 3.5(b) of the Seller Disclosure Letter constitutes all of the Leased Real Property (other than the Limerick Facility). The leases under which an Acquired Company leases each Leased Real Property (collectively, the “Real Property Leases”) are in full force and effect, and each Acquired Company holds a valid leasehold interest in the Leased Real Property leased by it, to which each Real Property Lease relates, subject to proper authorization and execution of such Real Property Lease by any other party and the application of any bankruptcy or creditor’s rights Laws. Seller has delivered or made available to Buyer complete and accurate copies of each Real Property Lease (as amended through the date hereof). As to the Limerick Facility, Seller is fee simple owner of the “Demised Premises” (as defined in the Limerick Lease Agreement), free and clear of all Encumbrances other than Permitted Encumbrances.
(c) Except as set forth in Section 3.5 of the Seller Disclosure Letter, the Transferred Real Property is in compliance in all material respects with all applicable material building, zoning, subdivision and other land use Laws (collectively, the “Transferred Real Property Laws”), and the current use or occupancy of the Transferred Real Property or operation of the Business thereon does not violate in any material respect any Transferred Real Property Laws. Seller has not received any written or, to Seller’s Knowledge, verbal notice of violation of any Transferred Real Property Law that either (x) is unresolved or (y) was received since January 1, 2010. Notwithstanding the forgoing, no representation or warranty is made under this Section 3.5 in respect of any matters relating to Environmental Laws or the environmental condition of any of the Business Assets or the Facilities.
Section 3.6 Business Assets.
(a) Except as set forth in Section 3.6 of the Seller Disclosure Letter, Seller, a Selling Subsidiary or an Acquired Company owns, leases or has the legal right to use all of the Business Assets (excluding the Transferred Real Property, which is the subject of Section 3.5) and has good title to (or in the case of leased Business Assets, valid leasehold interest in) all material Business Assets (excluding the Transferred Real Property, which is the subject of Section 3.5), in each case free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth in Section 3.6 of the Seller Disclosure Letter, the Business Assets, together with the Limerick Lease Agreement and the assets used by Seller to provide the services under the Transition Services Agreement and the license set forth in Section 5.6 hereof, will constitute on the Closing Date all of the assets, properties, rights and Intellectual Property used by the Seller and its Subsidiaries to conduct, or that are necessary to conduct, the Business in substantially the same manner as presently conducted.

(b) Except as set forth in Section 3.6 of the Seller Disclosure Letter, the tangible assets included in the Business Assets have been maintained in accordance with standard industry practice in all material respects and are, taken as a whole, in operating condition, ordinary wear and tear excepted, adequate for the operation of the Business as currently conducted.
Section 3.7 Litigation. Except as set forth in Section 3.7 of the Seller Disclosure Letter, there is no, and during the two (2) years prior to the date hereof, there has been no, material action, suit or proceeding pending or, to Seller’s Knowledge, threatened, against an Acquired Company or against Seller or a Selling Subsidiary with respect to the Business, at law, in equity or otherwise, in, before, or by, any court, arbitrator or Governmental Authority. Except as set forth in Section 3.7 of the Seller Disclosure Letter, there are no unsatisfied judgments or settlements or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against (a) any of the Business Assets, (b) an Acquired Company or (c) Seller or a Selling Subsidiary with respect to the Business.
Section 3.8 Compliance with Law. Except as set forth in Section 3.8 of the Seller Disclosure Letter, the Business is being and, for two (2) years prior to the date hereof, has been, conducted in material compliance with all applicable Laws. Section 3.8 of the Seller Disclosure Letter sets forth a list of all material governmental approvals, permits and licenses (the “Permits”) required to conduct the Business including the name of the applicable legal entity to which such Permit was issued (other than Environmental Permits). Except as set forth in Section 3.8 of the Seller Disclosure Letter, all such Permits are in full force and effect and are being complied with in all material respects. Except as set forth in Section 3.8 of the Seller Disclosure Letter, neither the Seller nor any of its Subsidiaries has received any written or, to Seller’s Knowledge, verbal notice alleging that the Business is not being conducted in compliance with any Permit or any applicable Laws that either (x) is unresolved or (y) was received since January 1, 2010. Notwithstanding the forgoing, no representation or warranty is made under this Section 3.8 in respect of any matters relating to Environmental Laws and Environmental Permits or the environmental condition of any of the Business Assets or the Facilities.
Section 3.9 Contracts. Section 3.9 of the Seller Disclosure Letter contains a complete and accurate list of all Contracts to which an Acquired Company, Seller or any Selling Subsidiary (with respect to the Seller and the Selling Subsidiary, to the extent the Contract is included in the Marine Assets) is a party as of the date hereof: (a) for the future sale of products or services with expected payments in excess of $2,000,000 during the remaining term; (b) for the future purchase of products or services with expected payments in excess of $2,000,000 during the remaining term except for any such Contract that may be canceled on not more than 90 days’ notice without any penalty or other liability to the Business in excess of $100,000; (c) for the lease of any real property, (d) establishing or governing the management of any partnership, joint venture or similar arrangement, or acquisition or disposal of any joint ventures or similar arrangement, (e) that require the Business to deal exclusively with the counterparty or that limit the ability of the Business to compete in any product or geographic market; (f) for the lease of any personal property involving annual lease payments in excess of $50,000 per year; (g) relating to the purchase of any business or Person (or all or any substantial portion of the assets of any business, business unit, facility or Person) under which any Acquired Company has (or after the closing, Buyer would have) any continuing material liability or obligation, (h) relating to the sale or disposition of any material assets of the Business (other than the sale of Inventory in the ordinary course of business consistent with past practice or obsolete or worn-out Business Assets replaced in the ordinary course of business consistent with past practice) under which any Acquired Company has (or after the Closing, Buyer would have) any continuing material liability or obligation; (i) relating to any employment, consulting or similar agreement requiring payment by the Business of annual fees or compensation in excess of $150,000 to any Person; (j) with any Major Business Partner (other than (A) purchase order contracts with any such Major Business Partner for the future sale or purchase of products with expected payments of less than $2,000,000 or (B) confidentiality agreements with any such Major Business Partner); (k) evidencing Business Indebtedness, and (l) providing for capital expenditures after the date hereof in excess of $100,000, individually or in the aggregate. The Real Property Leases and the Contracts listed (or required to be listed) in Section 3.9 of the Seller Disclosure Letter are referred to collectively herein as the “Significant Contracts.” Each Significant Contract is valid and binding and is in full force and effect in accordance with the terms of such Significant Contract. Except as set forth in Section 3.9 of the Seller Disclosure Letter, there is no material default or claim of material default under any Significant Contract, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material default by Seller, an Acquired Company or any Selling Subsidiary or, to Seller’s Knowledge, any other party thereto under any Significant Contract, or would permit any material modification, acceleration, or termination of any Significant Contract, or result in the creation of any material Encumbrance (other than a Permitted Encumbrance) on any of the Business Assets.
Section 3.10 Government Contracts. Section 3.10 of the Seller Disclosure Letter sets forth a list of all Contracts with any Governmental Authority (any contract with a Governmental Authority, a “Government Contract”) to which an Acquired Company, Seller or any Selling Subsidiary (with respect to Seller or any Selling Subsidiary, to the extent the Government Contract is included in the Marine Assets) is a party as of the date hereof. The Acquired Companies, Seller or any Selling Subsidiary (with respect to Seller or any Selling Subsidiary, with respect to the Business), as applicable, is in compliance in all material respects with all applicable rules and regulations related to the receipt of revenue from such Government Contracts and is not currently suspended, debarred or disqualified from, and there is no pending or, to Seller’s Knowledge, threatened action by any Governmental Authority for suspension, debarment or disqualification from, bidding on any Government Contract or any other action by any Governmental Authority that could reduce or prevent the continued participation of the Business on the same basis as currently in effect. Since January 1, 2010, there have been no (i) audits, inspections, surveys, on-site reviews or examinations of records by any Governmental Authority or (ii) filed, pending or, to Seller’s Knowledge, threatened discrimination claims, show cause notices, conciliation proceedings, sanction or debarment proceedings with any Governmental Authority, in each case, in respect of the Business.
Section 3.11 Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the Selling Subsidiaries, as the case may be, do not and will not require any material consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except for the notification requirements of the HSR Act or any filings required under any foreign antitrust Laws solely as a result of the status, assets or operations of the Buyer and its Affiliates.

Section 3.12 Acquired Company Capital Stock. The authorized capital stock (or equity interests) of each Acquired Company and the record and beneficial owner of each of the Shares is as set forth in Section 3.12 of the Seller Disclosure Letter. The Shares have been validly issued and are fully paid and non-assessable. Except as set forth in Section 3.12 of the Seller Disclosure Letter, none of Seller, the Selling Subsidiaries or the Acquired Companies is party to any shareholders’ agreements, voting trusts or proxies, with respect to the voting of the Shares. There are no outstanding warrants, options, rights, convertible or exchangeable securities or other Contracts (other than this Agreement) pursuant to which Seller, an Acquired Company or a Selling Subsidiary is or may become obligated to issue, sell, purchase or redeem any capital stock or other equity interest or security of an Acquired Company. At the Closing Buyer will acquire good and valid title to all of the Direct Shares and (indirectly through the Direct Shares) to the Indirect Shares, in each case, free and clear of all Encumbrances, except for any Encumbrances created by any actions of Buyer or any of its Affiliates. The Direct Shares and Indirect Shares together represent 100% of the outstanding capital stock, or other ownership interest, of each of the Acquired Companies.
Section 3.13 Collective Bargaining Agreements.
Except as set forth in Section 3.13 of the Seller Disclosure Letter, none of Seller, any Acquired Company or any Selling Subsidiary is a party to, or bound by, any labor agreement or collective bargaining or collective labor agreement respecting the Business Employees, nor is there pending, or to Seller’s Knowledge, threatened, nor has there been since the date that is two (2) years prior to the date hereof, any strike, walkout or other work stoppage, slow down, lockout, material organized labor dispute, material default or breach of any of the agreements described above or any union organizing effort by or with respect to the Business Employees.
Section 3.14 ERISA Plans.
(a) “Benefit Plans” means all employee benefit plans, programs, agreements, contracts or arrangements of any kind, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, compensation and incentive arrangements and plans of deferred compensation, and including the Foreign Plans, sponsored or contributed to by Seller or any Acquired Company or with respect to which Seller or any Acquired Company has any liability. All material Benefit Plans maintained for the benefit of Transferred Employees are listed in Section 3.14(a) of the Seller Disclosure Letter and all material Foreign Plans are listed in Section 3.14(g) of the Seller Disclosure Letter (such Benefit Plans, the “Business Benefit Plan”). True and complete copies of any Benefit Plans maintained for the benefit of Transferred Employees, including any trust instruments and insurance contracts forming a part of any such Benefit Plans, and all amendments thereto have been provided or made available to Buyer. In addition, with respect to the Foreign Plans, true and complete copies of such Foreign Plans, financial statements and account reports for the most recent three years and annual reports, if any, for the most recent three years have been provided or made available to Buyer.

(b) No Business Asset is subject to any Encumbrance under ERISA Section 302(f) or Code section 412(n), ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b) or any other provision of ERISA.
(c) Neither Seller nor any other employer (an “ERISA Affiliate”) that is, together with the Seller, treated as a “single employer” under section 414(b), 414(c) or 414(m) of the Code, has incurred any material liability under Section 4062, 4063, 4064 or 4069 of ERISA which could reasonably be expected to subject Buyer or any Acquired Company or any Business Asset to such liability. There are no formal proceedings pending, or to the Seller’s Knowledge threatened, to terminate any Benefit Plan under Sections 4041 or 4042 of ERISA.
(d) Neither Seller nor any ERISA Affiliate, while an ERISA Affiliate, has any currently outstanding withdrawal liability, within the meaning of Section 4201 of ERISA, or any currently outstanding contingent withdrawal liability under Section 4204 of ERISA, to any multiemployer pension plan, which liability could reasonably be expected to become a liability of Buyer, or to impose any material Encumbrance on the Business Assets. There are no outstanding contributions due to any multiemployer plan.
(e) All Business Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are, and in the past three years have been in material compliance with ERISA, the Code and other applicable laws, and their terms. Seller and each ERISA Affiliate have complied in all material respects with the requirements of COBRA with respect to the Business Employees. There is no material pending or, to Seller’s Knowledge threatened litigation, investigation, audits or other proceedings relating to the Business Benefit Plans. Seller and each ERISA Affiliate have made all legally required contributions to each employee pension benefit plan due to each such plan prior to the Closing Date.
(f) The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan”) have received favorable determination letters from the IRS with respect to such qualification and no such determination letter with respect to any Pension Plan has been revoked nor, to Seller’s Knowledge, is there any reason for such revocation.
(g) All benefit plans, contracts or arrangements sponsored or contributed to by Seller or any Acquired Company and currently covering Foreign Employees that are maintained outside the jurisdiction of the United States (but excluding plans maintained by a Governmental Authority or required to be maintained under applicable law) are referred to as (the “Foreign Plans”).
(h) Except as set forth in Section 3.14(h) of the Seller Disclosure Letter:
(i) Each of the Foreign Plans has been maintained, funded and administered in accordance with their terms and applicable Laws in all material respects.
(ii) None of the Foreign Plans have any defined benefit provisions, including any such provisions within the meaning of the BCPBSA. The Acquired Companies do not participate in any “multi-employer plan” within the meaning of the BCPBSA.

(iii) All obligations of the Acquired Companies due prior to Closing under the Foreign Plans (whether pursuant to the terms thereof or any applicable law) have been paid or accrued.
(iv) There are no pending, and to Seller’s Knowledge, no threatened, investigations, audits, litigation, or actions by any Governmental Authority involving the Foreign Plans, no claims pending or, to Seller’s Knowledge, threatened (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan, other than benefits payable in the ordinary course of the operations of the Foreign Plans.
(v) With respect to any Foreign Plan which is registered under any applicable law, no event has occurred respecting that Foreign Plan which is reasonably likely to result in the revocation of that registration or entitle any Person (without the consent of the applicable Acquired Company) to wind up or terminate that Foreign Plan, in whole or in part.
(vi) The Foreign Plans permit the Acquired Companies to amend, terminate or regulate wind up, in whole or in part, any of the Foreign Plans at any time according to the terms thereof without incurring any material liabilities, costs, expenses or any other obligations, except ordinary administrative costs or expenses relating to that amendment, termination or wind up.
(vii) With respect to any employee benefit plans, programs or arrangements that are maintained by a Governmental Authority or are required under applicable Law, the Acquired Companies have made all required payments and complied, in all material respects, with any applicable Laws relating to such employee benefit plans, programs and arrangements.
(i) Except as may be required by applicable law, or as contemplated under this Agreement, neither Seller nor any Acquired Company has announced a plan to Business Employees or otherwise has a legally binding commitment to create any additional material Benefit Plan or Foreign Plan which are intended to cover the Business Employees in such a manner as to materially increase the cost of compensation and benefits to such Business Employees.
(j) Except as set forth in Section 3.14(j) of the Seller Disclosure Letter, neither Seller nor any Acquired Company provides post-retirement health, post-retirement life insurance or other post-retirement welfare benefits (excluding severance benefits) to terminated employees, officers or directs, other than as required by Law.

(k) Except as set forth in Section 3.14(k)(i) of the Seller Disclosure Letter, none of the execution and delivery of this Agreement or the consummation of transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Closing Date) will (A) entitle any Business Employee or former employee, officer or director of Seller or of any Subsidiary related to the Business or of any Acquired Company or any Subsidiary of an Acquired Company to any material compensation or benefit, or (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Business Benefit Plan. The transactions contemplated hereby will not result in an acquisition of more than one-third of the “gross fair market value” of the assets of the Seller (as calculated under Q&A29 of Section 1.280G-1 of the regulations promulgated under Section 280G of the Code. Except as set forth in Section 3.14(k)(ii) of the Seller Disclosure Letter, no agreement or arrangement under which an Acquired Company has any liability provides for a “gross up” or similar payments in respect of any amount of “additional tax” that may become payable under Section 409A of the Code.
Section 3.15 Intellectual Property.
(a) Set forth in Section 3.15(a) of the Seller Disclosure Letter is a list, as of the date hereof, of all patents, registered trademarks, copyright registrations, trade names and domain names and all registration applications for the same, that are owned by Seller, a Selling Subsidiary or an Acquired Company and which are included in the Business Assets. Except for those items listed on Section 2.2(k) of the Seller Disclosure Letter, all patents, registered trademarks, trade names, copyright registrations, domain names and all registration applications for the same that are owned by Seller or any of its Subsidiaries and are used or held for use in the operation of the Business are included in the Business Assets.
(b) Section 3.15(b) of the Seller Disclosure Letter lists all material licenses, sublicenses, consents and other agreements (whether oral or written) (i) by which Seller, Selling Subsidiary or an Acquired Company is authorized to use any Intellectual Property owned by a third party (other than off-the-shelf computer programs) which are included in the Business Assets, and (ii) by which Seller, a Selling Subsidiary or an Acquired Company licenses or otherwise authorizes a third party to use any Intellectual Property owned by Seller, a Selling Subsidiary or an Acquired Company which is included in the Business Assets (the “IP Contracts”). Each IP Contract, is valid and binding and is in full force and effect in accordance with its terms. Except as set forth in Section 3.15(b) of the Seller Disclosure Letter, there is no material default or claim of material default under any IP Contract and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material default by Seller, a Selling Subsidiary or an Acquired Company or, to Seller’s Knowledge, any other party thereto under any IP Contract, or would permit modification, acceleration, or termination of any IP Contract.
(c) Except as set forth in Section 3.15(c) of the Seller Disclosure Letter, during the two (2) year period prior to the date hereof, neither Seller, any Selling Subsidiary nor any Acquired Company has received any written or, to Seller’s Knowledge, verbal notice from any other Person challenging its right to use any of the Intellectual Property required to be listed in Section 3.15(a) of the Seller Disclosure Letter or included in the Business Assets. Except as set forth in Section 3.15(c) of the Seller Disclosure Letter, since January 1, 2010, none of Seller, a Selling Subsidiary or an Acquired Company has made any claim that any Person is violating or infringing upon the Intellectual Property required to be listed in Section 3.15(a) of the Seller Disclosure Letter or included in the Business Assets and, to Seller’s Knowledge, no valid basis for such a claim exists.

(d) Except as set forth in Section 3.15(d) of the Seller Disclosure Letter, at Closing, Buyer will acquire all right, title and interest in and to, or acquire a valid and enforceable license, sublicense or permission to use, all of the material Intellectual Property used or held for use in the operation of the Business, free and clear of all Encumbrances (other than Permitted Encumbrances). The operation of the Business by the Seller and its Subsidiaries does not interfere with, infringe upon, misappropriate, or violate any Intellectual Property rights of third parties in any respect. To Seller’s Knowledge, no third party has interfered with, challenged, infringed upon, misappropriated, or violated any Intellectual Property rights of the Seller in connection with the operation of the Business.
Section 3.16 Brokers and Finders. Except for the retention of Goldman, Sachs & Co., the fees and expenses of which will be paid by Seller in accordance with Section 9.6, Seller has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the Transactions.
Section 3.17 Environmental Representations. Except for (i) matters disclosed in Section 3.17(i) of the Seller Disclosure Letter and (ii) recognized environmental conditions, soil and groundwater contamination and any non-compliance with Environmental Law which is identified with particularity on the face of such disclosure in the Phase I, Phase II and other environmental documents and reports listed in Section 3.17(ii) of the Seller Disclosure Letter:
(a) The Business has for five (5) years prior to the date hereof been operated, and is currently, in material compliance with all applicable Environmental Laws and all permits, certifications, licenses, approvals, registrations and authorizations required by such Environmental Laws (“Environmental Permits”).
(b) Section 3.17(b) of the Seller Disclosure Letter lists all material Environmental Permits required to own or operate the Transferred Real Property and the Business as currently owned and operated. Seller has and maintains all such Environmental Permits and all such Environmental Permits are in full force and effect, and Seller has not received any written or, to Seller’s Knowledge, verbal notice alleging an Environmental Claim that either (x) is unresolved or (y) was received since January 1, 2010. Seller has not been advised in writing by any Governmental Authority of any material change in the status or terms and conditions of any material Environmental Permits.
(c) None of Seller, the Acquired Companies or the Selling Subsidiaries have received in connection with the Business, the Business Assets or the Transferred Real Property any written or, to Seller’s Knowledge, verbal notice of any claim, citation, summons, order, complaint, notice of violation, lawsuit, penalty or investigation directly or indirectly related to (i) any actual or alleged violation by Seller, a Selling Subsidiary or an Acquired Company of any Environmental Law, (ii) any actual or alleged failure of Seller, a Selling Subsidiary or an Acquired Company to have or comply with any Environmental Permit, (iii) the Release or disposal of any Hazardous Substance in connection with the Business or the Transferred Real Property, (iv) any Environmental Claim with respect to the Business, the Business Assets or the Transferred Real Property or (v) any Environmental Condition related to the Transferred Real Property, any of which either (x) is unresolved or (y) was received since January 1, 2010.

(d) There has not been, and is not occurring, at any Transferred Real Property any material Releases or threatened material Release of any Hazardous Substances except for Releases occurring in material compliance with Environmental Laws. In connection with the Business, Seller has handled, stored, discharged and disposed of all Hazardous Substances in material compliance with Environmental Laws.
(e) To Seller’s Knowledge, except as would not result in material liability to Buyer, neither Seller nor any of its Subsidiaries has in connection with the Business sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substances to a facility, site or location, which, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar state or local Law (“CERCLA”), (i) has been placed, or is proposed to be placed, on the National Priorities List or its state equivalent or (ii) is subject to a claim, administrative order or other request to effect removal or take remedial action. Seller has not received any written requests for information, potentially responsible party letters or general or special notices within the past five (5) years or that are unresolved alleging that it is or may be liable under CERCLA in connection with the Acquired Companies or the Business.
(f) Section 3.17(f) of the Seller Disclosure Letter contains a complete list of all material reports and studies in the possession or control of Seller relating to the Environmental Condition of the Transferred Real Property, Environmental Claims relating to the Business or the Transferred Real Property and with respect to compliance of the Transferred Real Property with Environmental Laws. Seller has provided Buyer with access to complete copies of all such reports and studies.
(g) To Seller’s Knowledge, no facts, circumstances or conditions exist that could reasonably be expected to result in a material liability to Buyer under any Environmental Law or in connection with the manufacture, marketing, use, sale or distribution of asbestos, asbestos-containing materials, silica, mixed dust (or any combination thereof).
Section 3.18 Taxes. Except as set forth in Section 3.18 of the Seller Disclosure Letter, Seller has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax Returns required to be filed with respect to the Acquired Companies and has paid or caused to be paid all material Taxes due and payable by or with respect to the Business Assets or the Acquired Companies (whether or not shown on any Tax Return). All such Tax Returns are accurate and complete in all material respects. Except as set forth in Section 3.18 of the Seller Disclosure Letter, no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given with respect to an Acquired Company for any taxable years or periods. Except as set forth in Section 3.18 of the Seller Disclosure Letter, none of the Acquired Companies has any agreement with any Person regarding the filing of material Tax Returns or relating to the sharing of material Tax benefits or liabilities with such Persons. Except as set forth in Section 3.18 of the Seller Disclosure Letter, none of the Acquired Companies is currently the subject of any audit or examination with respect to Taxes, and to the Knowledge of Seller, no such audit or examination is threatened in writing. Except as set forth in Section 3.18 of the Seller Disclosure Letter, no claim in writing has ever been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction. Each of the Acquired Companies has withheld and paid all material Taxes required to have been withheld and paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. None of the Acquired Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction within the last two years that was purported or intended to be governed in whole or in part by Section 355 of the Code. None of the Acquired Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (A) change in method of accounting for a taxable period ending prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any comparable provision under state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable provision under state, local or non-U.S. income Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, or (F) election under Section 108(i) of the Code. Section 3.18 of the Seller Disclosure Letter sets forth the U.S. federal income tax status of each of the Foreign Subsidiaries (as either (i) a corporation or (ii) either a partnership or disregarded entity, in each case, within the meaning of Treas. Reg. section 301.7701-3) as of the Closing Date.
Section 3.19 Customers and Suppliers. The customers of the Business accounting for revenues in excess of $2,000,000 since January 1, 2010 and the suppliers of the Business accounting for payments in excess of $1,000,000 since January 1, 2010 are set forth in Section 3.19 of the Seller Disclosure Letter (the “Major Business Partners”). Except as set forth in Section 3.19 of the Seller Disclosure Letter, since January 1, 2010, no Major Business Partner has provided written or, to Seller’s Knowledge, verbal notice to Seller or any of its Affiliates that it intends to cancel or terminate, or materially change the terms of, or materially reduce, its relationship with the Business. To Seller’s Knowledge, there are no outstanding unresolved material disputes with any Major Business Partner. Except as set forth in Section 3.19 of the Seller Disclosure Letter, no Major Business Partner is the sole source supplier of any product or service that is material to the Business.
Section 3.20 Undisclosed Liabilities. The Business and the Acquired Companies have no liability of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except for (i) liabilities reflected, reserved against or otherwise disclosed in the balance sheet dated December 31, 2010 included in the Financial Information (including the notes thereto), (ii) liabilities which have arisen after December 31, 2010 in the ordinary course of business consistent with past practice, (iii) Excluded Liabilities, and (iv) liabilities set forth in Section 3.20 of the Seller Disclosure Letter.
Section 3.21 Insurance. Section 3.21 of the Seller Disclosure Letter sets forth a true, correct and complete list of all the insurance coverage that covers the Business or the Business Assets as of the date of this Agreement. Seller and the Selling Subsidiaries have delivered or made available to Buyer true, correct and complete copies as of the date of this Agreement of each insurance policy set forth on Section 3.21 of the Seller Disclosure Letter. All premiums due on such policies have been paid in full or have been duly provided for. Also set forth in Section 3.21 of the Disclosure Letter is a list of all claims submitted under any such policies related to the Business since January 1, 2010.

Section 3.22 Employees. Section 3.22 of the Seller Disclosure Letter sets forth a true, correct and complete list of the Business Employees including, with respect to each Business Employee, such Business Employee’s name, title, geographic office location, employing entity, base salary, the amount payable for any 2010 AIP and MIP bonus (the “2010 Bonus”), the target amount payable for any 2011 AIP and MIP bonus (the “2011 Bonus”), the amount payable for any Aerospace and Commercial Incentive Retention Program Bonus (the “ACIRP Bonus”), the amount of any retention payments required to be made in connection with the Transactions (the “Retention Payments”) and union affiliation (if applicable) and all independent contractors that have provided material service to the Business since January 1, 2010.
Section 3.23 Related Party Transactions. Except as set forth in Section 3.23 of the Seller Disclosure Letter, neither Seller nor any Selling Subsidiary, nor to Seller’s Knowledge any officer or director of Seller or the Selling Subsidiaries is a party to any contract with an Acquired Company or the Business.
Set forth in Section 3.23 of the Seller Disclosure Letter is (i) a description of all of the material services provided by Seller or any of the Selling Subsidiaries to the Acquired Companies and (ii) a list of employees that provided material services to the Acquired Companies, other than services to be provided under the Transition Services Agreement, that are not Business Employees.
Section 3.24 Business Indebtedness. There is no Business Indebtedness.
Section 3.25 Credit Support. Section 3.25 of the Seller Disclosure Letter sets forth a true, correct and complete list of all guarantees, letters of credit and other credit arrangements, including surety and performance bonds, entered into or provided directly or indirectly by an Acquired Company or by Seller or a Selling Subsidiary with respect to the Business (the “Credit Support Arrangements”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
Section 4.1 Organization and Authority of Buyer. Buyer has been duly incorporated, is validly existing and is in good standing under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted. Buyer has the full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no other proceedings on the part of Buyer are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. At Closing, the Ancillary Agreements will be duly authorized, executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller or a Selling Subsidiary, as applicable, will constitute legal, valid and binding agreements of Buyer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
Section 4.2 No Conflict. Neither the execution and delivery of this Agreement nor compliance by Buyer with its terms and provisions will violate (a) any provision of the certificate of incorporation or by-laws or other similar organizational document of Buyer; (b) assuming all of the consents, approvals, authorizations, filings or notifications to or of Governmental Authorities contemplated by Section 4.3 are made or obtained, any Law or any injunction, order or decree of any Governmental Authority to which Buyer is subject, except, in all cases, for such violations that would not prohibit or materially impair Buyer’s ability to perform its obligations under this Agreement or any of the Ancillary Agreements, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or require that notice be given under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on Buyer except in any such case for any violations, breaches, defaults or other matters that would not prohibit or materially impair Buyer’s ability to perform its obligations under this Agreement or any of the Ancillary Agreements.
Section 4.3 Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer do not and will not require any material consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except for the notification requirements of the HSR Act.
Section 4.4 Brokers and Finders. Except for the retention of such Persons, the fees and expenses of which will be paid by Buyer in accordance with Section 9.6, Buyer has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 4.5 [Reserved.]
Section 4.6 Regulatory Matters. Buyer is not subject to any enforcement action, citation, consent decree or other similar action by any Governmental Authority that might materially affect its or Seller’s or a Selling Subsidiary’s ability to have any permit or license transferred or reissued to Buyer as contemplated by this Agreement or otherwise to consummate any of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.7 Investment. Buyer is acquiring the Shares solely for the purpose of this investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges the Shares are not registered under the Securities Act or any applicable state securities law or other applicable laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable. Buyer is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act. Buyer has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of purchasing the Shares.
Section 4.8 Litigation. There is no suit, investigation, action or other proceeding pending or, to Buyer’s knowledge, threatened before any court, arbitration tribunal, or judicial, governmental or administrative agency, against Buyer which would materially restrict or limit the ability of Buyer to perform its obligations hereunder or which seeks to prevent the consummation of the transactions contemplated herein.
ARTICLE V
CERTAIN COVENANTS OF SELLER AND BUYER
Section 5.1 [Reserved.]
Section 5.2 Registrations, Filings and Consents.
(a) Seller and Buyer will cooperate and use reasonable best efforts to make all registrations, filings and applications, to give all notices and to obtain any governmental transfers, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated hereby; provided, however, that neither Seller nor Buyer or any of their Affiliates shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person.
(b) Each of Buyer and Seller shall as promptly as practicable comply with the laws and regulations of any Governmental Authority that are applicable to any of the transactions contemplated by this Agreement and the Ancillary Agreements and pursuant to which any consent, approval, advice, order or authorization of, or registration, declaration or filing with, such Governmental Authority is necessary. Buyer and Seller shall furnish to each other all such information as is necessary to prepare any such registration, declaration or filing. Buyer and Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority with respect to the transactions contemplated by this Agreement and the Ancillary Agreements. Neither Seller nor Buyer shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry by such Governmental Authority in connection with the transactions contemplated by this Agreement and the Ancillary Agreements unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting. Buyer and Seller shall bear the costs and expenses of their respective filings contemplated in this Section 5.2(b); provided, however, that Buyer and Seller shall each pay 50% of the filing fees in connection therewith (and Buyer shall reimburse Seller for 50% of the fees paid by Seller prior to the date hereof in connection with filings under the HSR Act).

(c) Each of Buyer and Seller agrees that it will, if necessary to enable Seller and Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, use reasonable best efforts to defend against any suits, actions or proceedings, judicial or administrative, challenging this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including by seeking to vacate or reverse any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable.
Section 5.3 [Reserved.]
Section 5.4 Post-Closing Obligations of the Business to Certain Employees.
(a) Transferred Employees.
(i) On the Closing Date, except as set forth on Section 5.4(k) of the Seller Disclosure Letter, Buyer shall initially continue the employment of, or offer comparable positions to, (those employees of Seller and its Affiliates who are employed in connection with the Business on the Closing Date (“Business Employees”) and who are located in the United States. The continued employment of, or offer of employment to, any Business Employee located in the United States who is subject to a collective bargaining agreement, as provided in Section 5.4(a)(v), shall be in accordance with the terms and conditions specified in such collective bargaining agreement. Those Business Employees located in the United States who accept the offer of employment from Buyer, and those who are employees as of the Closing Date of Acquired Companies, shall be referred to as “Transferred Employees”. Notwithstanding the foregoing, no Business Employee on short-term or long-term disability leave as of the Closing Date (a “Leave Business Employee” listed under Item 1 on Section 5.4(a)(i) of the Seller Disclosure Letter) shall become a Transferred Employee unless or until such Leave Business Employee reports to work for Buyer or the Acquired Companies within 12 months of the Closing Date (in which case such Leave Business Employee shall then become a Transferred Employee). Seller shall transfer employment of such Leave Business Employees to Seller prior to the Closing Date if necessary to effectuate the foregoing. Seller shall remain liable for provision of short-term and long-term disability benefits to any Leave Business Employee who is eligible for such benefits under Seller’s plans as of the Closing Date. Seller shall remain liable for the provision of long-term disability benefits to any Leave Business Employee who is eligible for short-term disability on the Closing Date and who later becomes eligible for long-term disability under the terms of Seller’s plans. For the Transferred Employees Buyer shall maintain for a period of one year after the Closing Date (x) employee base compensation that is in the aggregate no less favorable than in effect as of the Closing Date, (y) employee bonus opportunities substantially similar in the aggregate to the bonus and incentive plans that are Business Benefit Plans listed on Section 3.14(a) of the Seller Disclosure Letter (excluding any retention bonuses or retention agreements and the ACIRP Bonuses) and (z) benefit plans, programs and policies substantially similar in the aggregate to the Business Benefit Plans listed on Section 3.14(a) of the Seller Disclosure Letter (except for nonqualified deferred compensation plans, executive life insurance and equity compensation plans), in each case, for Transferred Employees not subject to a collective bargaining agreement. Buyer shall provide compensation levels and benefit plans, programs and policies for Transferred Employees subject to a collective bargaining agreement that comply with such collective bargaining agreements or other agreements with the applicable union. Without limiting the foregoing, Buyer shall provide severance and other separation pay and benefits to each Transferred Employee or Foreign Employee terminated by Buyer or its Affiliates within one (1) year following the Closing Date (or, in the case of any Transferred Employee or Foreign Employee who is subject to a collective bargaining agreement, the period required therein) that are at least equal to the severance and other separation pay and benefits listed on Section 5.4(a)(i) of the Seller Disclosure Letter. All Transferred Employees shall be given credit for all service with Seller, an Acquired Company or a Selling Subsidiary (or service credited by Seller, an Acquired Company or Selling Subsidiary under such employee benefit plans, programs and policies and fringe benefits of the Business as in effect on the date hereof) under all employee benefit plans, programs and policies and fringe benefits of the Business or Buyer in which they become participants for purposes of eligibility, participation and vesting to the same extent such service was credited under comparable plans, programs and policies of Seller, an Acquired Company or a Selling Subsidiary.
(ii) To the extent that any Business Employee is entitled to any severance as a result of the Transactions (and in the absence of any breach of Section 5.4(a)(i) of this Agreement by Buyer or its Affiliates), such payments shall be the sole responsibility of Seller. Buyer shall assume the severance agreements applicable to the Transferred Employees disclosed under Item 2 of Section 5.4(a)(i) of the Seller Disclosure Letter.
(iii) Buyer agrees that, with respect to all Transferred Employees, Buyer will honor all accrued but untaken vacation credited to such Transferred Employees under Seller’s applicable vacation plans, determined as of the Effective Time to the extent reflected as a current liability in the calculation of Net Working Capital.
(iv) Buyer agrees to reimburse Transferred Employees for educational expenses incurred prior to the Effective Time but becoming reimbursable under the terms of Seller’s educational assistance plans after the Effective Time to the same extent that those Transferred Employees would have been reimbursed under Seller’s educational assistance plans if they had remained employees of Seller or its Affiliates to the extent reflected as a current liability in the calculation of Net Working Capital. Seller will provide Buyer with reasonable access to, and copies of, Seller’s records necessary to provide the foregoing benefits.

(v) Buyer hereby agrees to recognize each union listed in Section 3.13 of the Seller Disclosure Letter which at the Closing Date represents any of the Transferred Employees as the collective bargaining representatives of such employees as of the Closing Date and hereby assumes all collective bargaining agreements listed in Section 3.13 of the Seller Disclosure Letter, and all rights, duties and obligations thereunder.
(b) Seller Plans. Except as set forth in 5.4(a)(i) above or as agreed to under the Transition Services Agreement, effective as of the Effective Time, all Transferred Employees shall cease to actively participate in any of Seller’s or any Selling Subsidiary’s Benefit Plans (hereinafter referred to collectively as the “Seller Benefit Plans”). The benefits of such Transferred Employees under the Seller Benefit Plans accrued prior to the Effective Time shall be provided to the Transferred Employees by Seller or one of its Subsidiaries in accordance with the terms of such plans, except to the extent otherwise provided in this Section 5.4, including in respect of Seller’s Savings Plan. Unless specifically assumed in this Section 5.4, Seller shall retain any and all liabilities arising under or in connection with each Seller Benefit Plan.
(c) COBRA. Seller shall retain responsibility for providing employees of Seller who were employed in connection with the Business, who terminated employment on or prior to the Closing Date and who elect group health coverage required by Section 4980B of the Code (“Continuation Coverage”) under the terms of the health plan maintained by Seller, with such Continuation Coverage. Effective as of the Closing Date, Buyer shall, or shall cause the Business to make Continuation Coverage available to the Transferred Employees who terminate employment with Buyer or an Acquired Company after the Closing Date to the extent required by Law.
(d) Welfare Plan. Seller shall retain liability for all medical, dental, health, disability, life insurance or other welfare benefit claims incurred by Transferred Employees (and their dependents) under Seller’s employee welfare benefit plans prior to the Effective Time. Buyer shall be liable for such welfare benefit claims of Transferred Employees (and their dependents) under the employee welfare benefit plans of Buyer incurred after the Effective Time. For purposes of this paragraph, a claim shall be deemed to have been incurred on the date on which the medical or other treatment or service was rendered, the date of death or the date a disability was incurred in accordance with the terms of Seller’s plans (as opposed to the date of submission of a claim with respect to any such events).
(e) Cafeteria Plan. Effective as soon as administratively practicable (but no later than 90 days) after the Effective Time, Buyer shall (or shall cause the Business to) establish or amend a cafeteria plan (“Buyer’s Cafeteria Plan”) described under section 125 of the Code for the Transferred Employees who were eligible to participate in such a plan sponsored by Seller (“Seller’s Cafeteria Plan”). Buyer’s Cafeteria Plan shall include medical expense reimbursement accounts and dependent care assistance accounts (described under sections 105, 125 or 129 of the Code) (the “Flex Accounts”) as provided in Seller’s Cafeteria Plan. As soon as administratively feasible after the Closing, Seller shall transfer to Buyer’s Cafeteria Plans the account balance of any Flex Accounts maintained by Transferred Employees who participate in Buyer’s Cafeteria Plan and maintain such Flex Accounts; provided, however, that if the claims made against a Transferred Employee’s Flex Accounts prior to his termination of employment by Seller exceeds the amounts in such account at the Effective Time, Buyer shall reimburse Seller the amount by which such claims exceed the amounts in such Flex Accounts.

(f) If a Transferred Employee becomes eligible to participate in a medical, dental or health plan of Buyer (or its Affiliates) during the calendar year of the Closing, Buyer shall cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable medical, dental or health plans of Seller and (ii) credit any complete or partial satisfaction of any deductible and out-of-pocket expenses incurred by the Transferred Employee and his dependents under the applicable Seller medical, dental or health plans during the portion of the calendar year in which the Closing occurs. If a Transferred Employee becomes eligible to participate in a group term life insurance plan maintained by Buyer or its Affiliates, Buyer shall cause such plan to waive any medical certification for such Transferred Employee up to the amount of coverage the Transferred Employee had under the life insurance plan of Seller.
(g) U.S. Savings Plan Account Rollovers.
(i) Transferred Employees will cease making contributions to the Seller’s 401(k) Plan, qualified under Code Sections 401(a) and 401(k) (“Seller’s Savings Plan”) immediately prior to the Closing Date. Effective as soon as administratively practicable (but no later than 90 days) after the Closing Date, Buyer will establish a new savings plan or designate an existing savings plan intended to be qualified under Code Section 401(a) and including a cash or deferred feature under Code Section 401(k) and a related trust thereunder which is intended to be exempt under Code Section 501(a) (“Buyer’s Savings Plan”) that will permit participation by all Transferred Employees who are participating in Seller’s Savings Plan as of the Closing Date (the “Participating Employees”).
(ii) Buyer’s Savings Plan shall permit rollovers and direct trust-to-trust transfers of the Participating Employees’ accounts (including notes evidencing loans) in Seller’s Savings Plan. Seller shall or cause its Affiliates to 100% vest all Transferred Employees in their benefits under the Seller’s Savings Plan. Seller shall or cause its Affiliates to amend the Seller’s Savings Plan to the extent necessary to allow Transferred Employees to roll over notes evidencing loans to Buyer’s Savings Plan.
(h) Pension Plan Transfer.
(i) The Transferred Employees, Business Leave Employees and former employees of the Seller and its Affiliates who are identified on Section 5.4(h)(i) of the Seller Disclosure Letter (and their respective qualifying beneficiaries and alternate payees) who are active or inactive participants in the Seller’s qualified defined benefit pension plan (“Pension Participants”) shall cease participation in Seller’s defined benefit pension plan (“Seller’s Pension Plan”) as of the Closing Date. Buyer, as of the Closing Date, shall assume all of the liabilities of Seller and its Affiliates to the Pension Participants with respect to the Seller’s Pension Plan. As soon as administratively practicable (but no later than 90 days) after the Closing Date, Buyer shall establish a defined benefit plan maintained by Buyer for the Pension Participants (“Buyer’s Pension Plan”) on terms that comply with any protected benefit requirements under ERISA or the Code and any collective bargaining agreements.

(ii) As soon as practicable following establishment of the Buyer’s Pension Plan, Seller shall cause Seller’s Pension Plan to transfer assets relating to the Pension Participants to Buyer’s Pension Plan in accordance with Section 5.4(h)(ii)(A)-(C). With respect to the Seller’s Pension Plan, the date of such transfer is hereinafter referred to as the “Pension Plan Transfer Date” and shall occur on the last business day of a month.
(A) The actual amount of assets transferred from the Seller’s Pension Plan to the Buyer’s Pension Plan shall be determined in accordance with Section 414(l) of the Code and shall be equal to the minimum amount required to be transferred pursuant to Section 414(l) of the Code and Section 4044 of ERISA; provided that such minimum amount shall be (i) calculated in accordance with the methodology and assumptions set forth on Schedule 4, and (ii) reduced by any amounts paid to Pension Participants pursuant to the applicable Seller’s Pension Plan and increased or decreased by the actual weighted-average investment return for the Seller’s Pension Plan from the Closing Date to the Pension Transfer Date (such minimum amount (after giving effect to any such adjustment), the “Pension Transfer Amount”).
(B) The actual assets to be transferred shall consist, to the extent reasonably practicable, of either cash or an reasonably estimated pro rata share of the assets held by the Seller’s Pension Plan immediately prior to the Pension Transfer Date (provided that the Seller shall not be required to transfer any assets for which counterpart consent is required as a condition of transfer).
(C) The Pension Transfer Amount shall be determined in good faith by an Enrolled Actuary designated by Seller (“Seller Actuary”), which shall also be responsible for any required actuarial certification under Section 414(l) of the Code.
Notwithstanding the foregoing, no such asset transfer shall be made until such time as (w) Seller has been provided evidence reasonably satisfactory to Seller that Buyer has established a trust as part of Buyer’s Pension Plan and that Buyer’s Pension Plan that is intended to satisfy the requirements for a qualified plan under Section 401(a) of the Code and that the trust which is a part of such plan is exempt from taxation under Section 501(a) of the Code; (x) Buyer has been provided evidence reasonably satisfactory to Buyer that the Seller’s Pension Plan satisfies the requirements for a qualified plan under Section 401(a) of the Code and that the trust which is part of such plan is exempt from taxation under Section 501(a) of the Code; (y) all legally required filings and submissions to Governmental Authorities (including the matters described in Section 5.4(h)(iii)) have been made; and (z) the parties have received all other legally required approvals from all applicable Governmental Authorities.

(iii) Buyer and Seller shall reasonably cooperate to make any and all filings and submissions to the appropriate Governmental Authorities required to be made by Seller or Buyer as are appropriate in effectuating the provisions of this Section 5.4(h), including (x) IRS Forms 5310-A in respect of the transfer of assets and (y) in the event that the transactions contemplated by this Agreement constitute a “reportable event” (within the meaning of Section 4043 of ERISA and the related regulations) for which the thirty (30)-day notice has not been waived, timely notification of the PBGC and filing of all reports required in connection therewith. In the event Buyer terminates or reduces benefits under the Buyer’s Pension Plan within 12 months of the Closing, Buyer shall promptly notify Seller and Seller and Buyer shall cooperate in good faith to provide participants ERISA Section 204(h) notices.
(i) U.S. OPEB Plan Transfer. Effective as soon as administratively practicable after the Closing Date, Buyer shall maintain, or cause its Affiliates to maintain, one or more post-employment welfare benefit plans (each such plan, a “Buyer’s OPEB Plan”) for the benefit of each (i) Transferred Employee and Business Leave Employees and (ii) and each former employee of Seller and its Affiliates who is identified on Section 5.4(i) of the Seller Disclosure Letter (and their respective qualifying beneficiaries), who, in the case of each of clauses (i) and (ii), immediately prior to the Closing Date, participates in or is eligible to participate (a “OPEB Participant”) in the post-employment welfare benefit plans maintained by Seller and its Affiliates (each such plan, a “Seller’s OPEB Plan”); provided that the terms of the Buyer’s OPEB Plans, for a period of thirty (30) months after the Closing Date, shall be identical to the terms of the Seller’s OPEB Plans in all material respects. Notwithstanding anything in this Section 5.4(i) to the contrary, Buyer may at any time amend or modify the terms of Buyer’s OPEB Plans in order to eliminate benefits that would result in the payment of a “Cadillac” tax under the Patient Protection and Affordable Care Act (as amended by the Health Care and Education Reconciliation Act of 2010, and as otherwise amended from time to time), or any successor or similar Laws. Effective as soon as administratively practicable after the Closing Date, the Buyer’s OPEB Plans shall assume and be responsible for all liabilities that under the Seller’s OPEB Plans with respect to each OPEB Participant.
(j) Purchase Price Adjustment.
(i) As soon as practicable following the Closing Date, Seller shall deliver to Buyer a statement setting forth the Accrued Benefit Liability (as defined below) (the “Accrued Benefit Liability Statement”) with respect to each Specified Benefit Plan (as defined below), and Seller shall provide Buyer and Buyer’s accountants, actuaries, advisors and other representatives with copies of documents, census information, asset allocation calculations, and other written materials and explanations, in each case reasonably necessary to the review of the Accrued Benefit Liability with respect to each Specified Benefit Plan (the “Underlying Data”). “Accrued Benefit Liability” shall have the meaning set forth on Schedule 5 and shall be determined as of the close of business on the last business day immediately prior to the Closing Date on the basis of the actuarial assumptions and methodology set forth on Schedule 5 and as otherwise calculated by the Seller Actuary. Accrued Benefit Liability shall initially be determined by Seller Actuary.

(ii) As soon as practicable following the Closing Date, Seller shall deliver to Buyer a statement setting forth the aggregate fair market value, determined as of the close of business on the last business day immediately prior to the Closing Date, of assets allocable to the Accrued Benefit Liability in respect of each Specified Benefit Plan (such aggregate fair market value, the “Specified Benefit Plan Assets”); provided that the Specified Benefit Plan Assets shall mean, in respect of the Seller’s Pension Plan, the applicable Pension Transfer Amount, adjusted back to the close of business on the last business day immediately prior to the Closing Date.
(iii) The term “Aggregate Accrued Benefit Liability” shall mean aggregate Accrued Benefit Liability with respect to all Specified Benefit Plans.
(iv) The term “Specified Benefit Plan” shall mean the Seller’s Pension Plan and the Seller’s OPEB Plans.
(v) Buyer may dispute the amounts reflected on the line items of the Accrued Benefit Liability Statement (each, a “Accrued Benefit Liability Disputed Item”); provided that, Buyer shall notify Seller in writing of each Accrued Benefit Liability Disputed Item, and specify in reasonable detail the amount thereof in dispute and the basis thereof, within sixty (60) days after the after the later of (x) the date the Accrued Benefit Liability Statement has been received by Buyer and (y) the date the Underlying Data has been received by Buyer. The failure by Buyer to provide a notice of Accrued Benefit Liability Disputed Items to Seller within such period will constitute Buyer’s final and binding acceptance of all items in the Accrued Benefit Liability Statement.
(vi) If a notice of Accrued Benefit Liability Disputed Items shall be timely delivered pursuant to Section 5.4(j)(v), Seller and Buyer shall, during the ten (10) Business Days following the date of such delivery (the “Accrued Benefit Liability Resolution Period”), negotiate in good faith to resolve the Accrued Benefit Liability Disputed Items. If, during the Accrued Benefit Liability Resolution Period, the parties reach agreement, such agreement shall be evidenced in writing and the Accrued Benefit Liability Statement (as agreed pursuant to such written agreement) shall become final and binding on the date of such agreement. If, during the Accrued Benefit Liability Resolution Period, the parties are unable to reach agreement, Seller and

Buyer shall refer all unresolved Accrued Benefit Liability Disputed Items, including any dispute as to sufficiency of the Underlying Data, to an independent actuary upon which Seller and Buyer shall mutually agree (the “Actuarial Mediator”). The Actuarial Mediator shall make a determination, acting as an expert and not as an arbitrator, with respect to unresolved Accrued Benefit Liability Disputed Items within thirty (30) days after its engagement by Seller and Buyer, which determination shall be made in accordance with the rules set forth in this Section 5.4. The Actuarial Mediator shall deliver to Seller and Buyer, within such thirty (30) day period, a report setting forth (i) its adjustments, if any, to the Accrued Benefit Liability Statement, and (ii) the calculations supporting such adjustments. Such report shall be final, conclusive and binding on the parties. Seller and Buyer shall share equally all costs incurred in connection with the engagement of the Actuarial Mediator.
(vii) To the extent that the Aggregate Accrued Benefit Liability exceeds the Specified Benefit Plan Assets (such excess, the “Shortfall Amount”) by more than $15.5 million, Seller shall pay to Buyer, as an adjustment to the Purchase Price, within thirty (30) days following the date on which the determination of the Aggregate Accrued Benefit Liability becomes final in accordance with Section 5.4(j), an amount equal to the excess of (x) the Shortfall Amount over (y) $15.5 million. To the extent that the Shortfall Amount is less than $15.5 million, Buyer shall pay to Seller, as an adjustment to the Purchase Price, within (30) days following the date on which the determination of the Aggregate Accrued Benefit Liability becomes final in accordance with Section 5.4(j) an amount equal to the excess of (x) $15.5 million over (y) the Shortfall Amount.
(k) Foreign Employees and Foreign Benefit Plans. Business Employees located outside of the United States (“Foreign Employees”) shall continue to be employed by the applicable Acquired Company in accordance with applicable Laws and in accordance with the terms and conditions set forth in Section 5.4(a)(i). With respect to the Foreign Employees listed on Section 5.4(k) of the Seller Disclosure Letter (the “TSA Employees”), Seller shall continue the employment of such Foreign Employees under the Transition Services Agreement for a period of at least ninety (90) days (unless such TSA Employee resigns or is terminated for cause). At the expiration of the 90-day period transition period, Buyer shall cause an Acquired Company or an Affiliate of Buyer to offer such TSA Employees employment with an Acquired Company or an Affiliate of Buyer on terms and conditions as set forth in Section 5.4(a)(i). Seller agrees to cooperate with Buyer in hiring the TSA Employees and agrees not to solicit the TSA Employees or continue their employment after Buyer makes them an offer pursuant to this agreement.
(l) Incentive Plans.
(i) Except as specifically provided in clauses (ii) and (iii) below, Seller shall retain (and shall pay) all obligations of the Seller and its Affiliates (including the Acquired Companies) to pay any bonus that is payable to the Business Employees related to the period prior to Closing (and required by arrangements in effect prior to Closing), including the 2010 Bonuses, the ACIRP Bonuses and the Retention Payments. Seller shall, (x) at the Closing, initiate payment to the Business Employees listed on Schedule 9, by ACH direct deposit, of the entire ACIRP Bonuses and 80% of all Retention Payments payable to such Business Employees, and (y) at least five (5) days prior to the date on which the Deferred Retention Payments are due, pay to the Buyer an amount equal to the Deferred Retention Payments, plus the employer portion of any payroll or similar Taxes and any other amounts required to be paid by Buyer or the Acquired Companies related thereto, in immediately available funds by wire transfer to the account designated in writing by the Buyer.

(ii) Buyer shall (x) within one week of Closing, pay the ACIRP Bonuses and 80% of the Retention Payments payable to the Business Employees listed on Schedule 8 in the amounts set forth on Schedule 8, plus the employer portion of any payroll or similar Taxes and any other amounts required to be paid by the Acquired Companies related thereto and including any employer match under a 401(k) plan and (y) within 30 days of the Closing Statement becoming final and binding pursuant to Section 2.7(d) of this Agreement (but, notwithstanding the foregoing, no later than December 31, 2011) pay 20% of the Retention Payments payable to all Business Employees (the “Deferred Retention Payments”), plus the employer portion of any payroll or similar Taxes and any other amounts required to be paid by the Acquired Companies related thereto.
(iii) Buyer shall also cause an Acquired Company to pay when due all obligations of Seller and its Affiliates (including the Acquired Companies) to pay (x) the 2011 Bonuses, (y) amounts due under the Sierra International Inc. Performance Bonus Plan and (z) amounts due under the Teleflex Pte Ltd. (Singapore) “Ex Gratia” Bonus Plan (in the case of (y) and (z), to the extent reflected in the calculation of Net Working Capital on the Final Closing Statement).
(iv) If, after Closing, it is determined that the Assumed Bonus Amount is larger than the estimate of the Assumed Bonus Amount used to calculate the Estimated Closing Payment, then Buyer shall cause the Acquired Companies to use any additional amounts received from Seller as a result thereof to satisfy the obligations that caused the increase in the Assumed Bonus Amount.
(m) Employee Access. After the Closing, Buyer and Seller will permit the Seller (and its Affiliates) and Buyer (and its Affiliates), respectively, to have access to its employees that Seller (or its Affiliates) or Buyer (or its Affiliates), as applicable, may reasonably need in order to defend or prosecute any legal or administrative action to which the party requesting such access is a party and which relates to the conduct of the Business. After the Closing, Buyer and Seller will cooperate with the Seller (and its Affiliates) and Buyer (and its Affiliates), respectively, in providing access to relevant data and employment records of Transferred Employees, Pension Participants and OPEB Participants reasonably necessary to administer the benefits of Transferred Employees, Pension Participants and OPEB Participants under any Benefit Plan.
(n) No Conflict. Notwithstanding any of the foregoing in this Section 5.4, neither the Buyer nor the Seller shall take any action to reduce, eliminate or otherwise avoid obligations to Transferred Employees under existing collective bargaining agreements, employment contracts or Law in the jurisdiction of employment.

(o) Worker’s Compensation. Seller shall cooperate with Buyer and provide any necessary information to Buyer to facilitate Buyer’s reporting of any United States worker’s compensation claims of the Business arising from or related to the period prior to Closing (whether or not reported prior to Closing) (“Pre-Closing Worker’s Compensation Claims”). Seller shall or shall cause its Affiliates, insurers or other administrators to, process and administer Pre-Closing Worker’s Compensation Claims in the same manner as it processes and administers such claims for employees of Seller. Buyer shall reimburse Seller for the actual amount of any workers compensation claims paid by Seller or its insurer pursuant to the previous sentence which relate to either the Transferred Employees or the former employees of the Business listed on Section 5.4(o) of the Sellers Disclosure Letter (the “Buyer WC Claims”) within five Business Days of Seller’s or Seller’s insurer’s payment thereof; provided that the obligation of Buyer and the Acquired Companies related to Pre-Closing Worker’s Compensation Claims (pursuant to this Section 5.4(o) or otherwise) shall not exceed the Worker’s Compensation Cap. Buyer’s obligation to reimburse Seller for such amounts shall be absolute, unconditional and irrevocable and shall not be subject to offset or reduction by reason of a breach or default by Seller or its Affiliates or for any other reason. Buyer shall use commercially reasonable efforts to consult with Seller regarding significant decisions by Buyer related to the settlement of open Buyer WC Claims provided that Seller shall not have any right to approve or disapprove of such decisions.
(p) General. This Section 5.4 shall survive the Closing and shall be binding on all successors and assigns of the Buyer and its Affiliates. Nothing set forth in this Section 5.4 shall confer any rights or remedies upon any employee or former employee of any Acquired Company or Selling Subsidiary, any Transferred Employee or upon any other Person other than the parties hereto and their respective successors and assigns or shall constitute an amendment to any benefit plan or any other plan or arrangement covering the Transferred Employees or employees of the Seller. Nothing in this Section 5.4 shall obligate Buyer, an Acquired Company or an Affiliate of Buyer, as the case may be, to continue the employment of any Transferred Employee, Foreign Employee or TSA Employee for any specific period.
Section 5.5 Books and Records. For a period of six (6) years after the Closing Date, (a) Buyer and Seller agree to, and to cause their respective Affiliates to, retain all Books and Records related to the Business and to make the same available after the Closing Date for inspection and copying by Seller or Buyer, respectively, or their agents at the requesting party’s expense, upon reasonable request and upon reasonable notice and (b) no such Books and Records shall be destroyed by Buyer or Seller without first advising Seller or Buyer, as applicable, in writing and giving Seller or Buyer, as applicable, a reasonable opportunity to obtain possession thereof.
Section 5.6 Intellectual Property.
(a) Buyer hereby acknowledges and agrees that, except as provided in subpart (b) below, nothing in this Agreement grants or shall be deemed to grant to Buyer the right to use or any interest in (i) the name “Teleflex”, “TFX”, “TFXTREME” or any other trademark, trade name, service mark or other similar mark or similar right owned by Seller or any of its Subsidiaries which is a derivative of the name “Teleflex” or “TFX” (in logotype design or any other style or design) (the “Seller Marks”) or any name confusingly similar thereto or (ii) any other Intellectual Property of Seller and its Affiliates that is not included in the Business Assets (parts (i) and (ii) herein collectively referred to as the “Seller Intellectual Property”).

(b) Neither Buyer nor any of its Affiliates shall use any signs or stationery, purchase order forms, packaging or other similar paper goods or supplies, advertising and promotional materials, product, training and service literature and materials or computer programs or like materials (collectively, the “Specified Supplies”) that include the Seller Marks in whole or in part; provided, however, that, from the Closing Date through the third anniversary of the Closing Date (the “IP Use Period”), Seller hereby grants to Buyer a non-exclusive, non-sublicensable (except as provided herein), royalty-free license to use (x) the Seller Marks solely as part of the trade name “Teleflex Marine” and (y) the trade name “TFXTREME”, in each case in connection with the continued operation of the Business, including but not limited to use on existing and new product packaging and retail product displays, in connection with other marketing and selling activities of the Business, on all Specified Supplies and as otherwise currently used or intended to be used in the ordinary course of the Business. The license granted herein is non-sublicensable, except (i) to Buyer’s Subsidiaries and their resellers, distributors, customers and suppliers, but only to perform services for Buyer, and (ii) to Buyer’s financing sources solely during the occurrence of and during the continuation of an Event of Default (as such term may be defined in the agreement with such financing sources) of Buyer; and any such sublicense is subject to the same terms and conditions as the license granted herein. All goodwill resulting from any use of the Seller Marks or the trade name TFXTREME shall inure to Seller. Buyer covenants that all uses of the Seller Marks pursuant to this Section 5.6(b) shall be of a level of quality which is comparable, in all material respects, to the quality used by Seller immediately prior to the Closing. Upon Seller’s reasonable request, Buyer shall submit to Seller representative samples of use of the Seller Marks by Buyer. If Seller determines that Buyer’s use of the Seller Marks does not meet the quality standards set forth in this Agreement and such use would have a negative impact on the value of any Seller Mark, Seller shall notify Buyer in writing within 10 days of receipt of the sample. Such notification must include a detailed description of the specific aspects of Buyer’s use of the Seller Marks that do not comply with the foregoing. If Seller does not provide such detailed notice of disapproval to Buyer regarding any of the submitted sample materials within 10 days of Seller’s receipt of the submission, then such use shall be deemed approved. If Buyer breaches the foregoing covenant, and does not cure such breach within thirty (30) days after written notice from Seller, Seller may terminate the above license for the applicable Seller Marks, effective immediately upon notice. Seller, at its expense and in its reasonable business judgment, shall take commercially reasonable steps to protect, maintain and defend the Seller Marks. Seller agrees that if, during the IP Use Period, Seller enters into an agreement involving the sale of the “Teleflex” trademark, then (i) the rights of Buyer set forth in this subpart (b) shall continue until the expiration of the IP Use Period, (ii) to the extent permitted, Seller will provide to Buyer a copy of the agreement effecting such sale, and (iii) Seller shall cause such purchaser to agree in writing to comply with the terms of this Section 5.6(b).
(c) Promptly following the Closing Date but no later than within 180 days after the Closing Date, Buyer shall take all such actions as may be required to change the name of each of the Acquired Companies to one that is not confusingly similar to and does not incorporate the Seller Marks, including filing a name change amendment with the jurisdiction of incorporation and filing an appropriate name change notice in the appropriate office in each jurisdiction where each such corporation is qualified to do business; provided, however, that during the IP Use Period the Acquired Companies may continue “doing business as” under the name of such Acquired Companies as of the date hereof. After the date that is ninety (90) days following Closing, except as contemplated in clause (b) above, Buyer will not engage in the transaction of business using the Seller Marks or any other Seller Intellectual Property.

(d) Seller agrees to, at or prior to Closing, assign to Buyer its entire right, title and interest in the domain names set forth on Section 5.6(d) of the Seller Disclosure Letter (the “Grant Back Domains”). Buyer agrees that, immediately upon the expiration of the IP Use Period, Buyer shall, and shall cause its Affiliates to, assign to Seller or its designee all of its or their entire right, title and interest in the Grant Back Domains. Buyer’s use of the Grant Back Domains during the IP Use Period will be subject to the same quality and other standards as those set forth for the use of the Seller Marks as provided for herein. Buyer shall maintain and protect the Grant Back Domains, including by paying any applicable registration and maintenance fees. Buyer agrees to execute and deliver any other documents and take any other actions to further the intent of this provision.
(e) Promptly following the Closing Date (but no later than within 10 Business Days after the Closing Date), Seller shall (i) record (and pay all fees associated with recording) all inventor assignment agreements for the patents set forth on Section 5.6(e) of the Seller Disclosure Letter and (ii) submit to the applicable domain name registrars the documents necessary to reflect that the domain names teleflex.com.au, teleflexnz.co.nz and teleflex.co.nz are registered in the name of an Acquired Company.
Section 5.7 Further Assurances; Cooperation. At any time after the date hereof, Seller and Buyer shall promptly execute, acknowledge and deliver any other assurances or documents or take any other actions reasonably requested by Buyer or Seller, as the case may be, and necessary for Buyer or Seller, as the case may be, to complete the transfer of the Marine Assets and to otherwise satisfy its obligations hereunder. Seller shall cause the Selling Subsidiaries to timely fulfill all of their obligations under this Agreement and the Ancillary Agreements.
Section 5.8 Compliance with WARN, EU Directives, etc.
With respect to the Transferred Employees, Buyer will timely give all notices required to be given under, or will otherwise comply with, WARN or other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by such statute. For this purpose, Buyer shall be deemed to have caused a mass layoff if the mass layoff would not have occurred but for Buyer’s failure to offer to employ the Transferred Employees in accordance with the terms of this Agreement. Buyer shall indemnify and hold Seller harmless from all losses, claims and liabilities arising out of any violation of WARN or any similar statute or regulation based on Buyer’s failure, on and after the Closing Date, to offer to hire or retain any Transferred Employees.
Section 5.9 Transition Services Agreement. On the Closing Date, Buyer and Seller shall execute and deliver the Transition Services Agreement pursuant to which Seller and Buyer shall make available to each other the services described therein on the terms and conditions as set forth in the Transition Services Agreement.

Section 5.10 [Reserved].
Section 5.11 Foreign Implementing Agreements. If, after the date hereof, Seller and Buyer, acting in good faith, mutually deem it advisable, or if otherwise necessary to commemorate or complete the transactions contemplated hereby, Seller and Buyer shall cause to be prepared and executed by the applicable parties, any additional agreements or instruments implementing the transfer and conveyance to Buyer or an Affiliate of Buyer as of the Closing of the Shares of Foreign Subsidiaries or the Marine Assets and the assumption by Buyer or an Affiliate of Buyer of the Assumed Liabilities (the “Foreign Implementing Agreements”). The parties agree that any Foreign Implementing Agreements shall not expand or limit the rights and obligations of Seller and the Selling Subsidiaries, on the one hand, and the Buyer and its Affiliates, on the other hand, beyond those provided for in this Agreement, and that the Foreign Implementing Agreements shall not provide for any additional rights or obligations of Seller or Selling Subsidiaries, or Buyer or its Affiliates that are not provided for in this Agreement. The parties shall cooperate in the preparation of any such Foreign Implementing Agreements, which shall be prepared in a form suitable for use by the parties in such foreign jurisdiction. In the event of any conflict between the terms of any such Foreign Implementing Agreements and this Agreement, the parties agree and acknowledge that the terms of this Agreement shall control and that, if necessary, the parties shall deliver such additional instruments as may be necessary to accomplish the foregoing.
Section 5.12 No Other Representations or Warranties. Buyer acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning or with respect to, except as (and solely to the extent) specifically set forth in this Agreement, any Ancillary Agreement or any certificate or deliverable pursuant hereto or thereto. SELLER HEREBY DISCLAIMS, EXCEPT AS (AND SOLELY TO THE EXTENT) SPECIFICALLY SET FORTH IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE OR DELIVERABLE PURSUANT HERETO OR THERETO, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER REGARDING THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, OR PROFITABILITY OF THE BUSINESS ASSETS OR THE FACILITIES.
Section 5.13 Covenant Not to Compete or Solicit.
(a) Seller agrees that during the Seller Non-Compete Period, neither Seller nor any of its controlled Affiliates shall, directly or indirectly, engage in, manage or operate, or have any ownership interest in any firm, corporation, partnership, proprietorship or other business entity that engages in, manages or operates a business that competes with the Business (each, a “Competing Business”) anywhere in the world; provided, however, that it shall not be a violation of this Section 5.13(a) for Seller or any of its controlled Affiliates (i) to own, directly or indirectly, solely as an investment, securities of any Person that are traded on a national securities exchange or the Nasdaq Stock Market (or a recognized securities exchange outside the U.S.) if Seller or any of its controlled Affiliates (x) is not a controlling Person or a member of a group that controls such Person and (y) does not, directly or indirectly, own more than 3% or more of the voting securities of such Person, (ii) to acquire, directly or indirectly, the equity or assets of, or otherwise become affiliated with or participate in, any enterprise that derives less than 10% of its total annual revenue from a Competing Business, if Seller shall use reasonable efforts to divest, as soon as reasonably practicable (and in any event within fifteen (15) months after the closing date of such acquisition), its interest in such enterprise relating to the Competing Business, or (iii) to perform the activities contemplated by the Ancillary Agreements. None of the provisions of this Section 5.13(a) shall operate to prohibit, hinder, impede or restrict from engaging in a Competing Business in any way, any Person that is not an Affiliate of Seller as of the date of such transaction, which by way of takeover, acquisition, merger, combination or similar transaction acquires a controlling or significant interest in Seller (provided that Seller and its controlled Affiliates as of the date of such transactions shall continue to be subject to the provisions of this Section 5.13(a) after any such transaction).
(b) The “Seller Non-Compete Period” shall mean the period beginning on the Closing Date and ending on the five (5) year anniversary of the Closing Date.
(c) During the period beginning on the Closing Date and ending on the three (3) year anniversary of the Closing Date, Seller, its controlled Affiliates, and their respective officers, directors, employees and agents (if acting on behalf of Seller or its controlled Affiliates) will not, directly or indirectly, in any manner, hire or engage or recruit, solicit or otherwise attempt to employ or engage or enter into any business relationship with any Transferred Employee, or induce or attempt to induce any Transferred Employee to leave its employment with Buyer or any of its Subsidiaries; provided, however, that the foregoing shall not prohibit Seller, its controlled Affiliates, or any of their respective officers, directors, employees or agents from (i) engaging in general solicitations for employees not specifically targeted at the Transferred Employees, (ii) employing any hourly Transferred Employee who contacts Seller, its controlled Affiliates or any of their respective officers and directors in response to a general solicitation for employees not specifically targeted at the Transferred Employees or (iii) employing any hourly Transferred Employee who was terminated by Buyer or any of its Subsidiaries at least twelve (12) months prior to being employed by Seller or its controlled Affiliates.
(d) If any provision contained in this Section 5.13 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained in this Section 5.13 is held to cover a geographic area or to be for a length of time which is not permitted by Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.13 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Law.

Section 5.14 Confidentiality. From and after the Closing Date, Seller agrees to, and shall cause its Affiliates (including the Selling Subsidiaries) to, keep confidential and not to disclose to any other person or user any Confidential Information, except that Seller may disclose Confidential Information (i) to the Seller Representatives who agree to be bound to keep the Confidential Information confidential in accordance with this Section 5.14, (ii) to Buyer and its representatives and Affiliates, (iii) to the extent required to perform Seller or the Selling Subsidiaries’ obligations under this Agreement or any Ancillary Agreement, (iv) to the extent necessary to enforce its rights under this Agreement or any other Ancillary Agreement, (v) for the purpose of any Tax filings, any filings with or audits by Governmental Authorities or the preparation of any financial statements or other reasonable business purposes, (vi) for the purpose of any defense by Seller or any of its Affiliates of any indemnification claim made by any Buyer Party pursuant to this Agreement or any Ancillary Agreement, or (vii) as may be required by applicable Law (including, without limitation, any federal, state or foreign securities laws) or the rules and regulations of any stock exchange; provided, however, that if the disclosure of Confidential Information is required pursuant to subpart (vii), Seller shall notify Buyer promptly of the requirement sufficiently in advance of such disclosure so that Buyer may seek an appropriate protective order or confidential treatment with respect to such Confidential Information or waive compliance with the provisions of this Section 5.14. If, in the absence of a protective order, confidential treatment or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to comply with applicable Law or the rules and regulations of any stock exchange, Seller may disclose the Confidential Information solely to the extent required.
Section 5.15 Bulk Transfer Laws. Buyer hereby waives compliance by Seller and the Selling Subsidiaries with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale to Buyer of the Marine Assets.
Section 5.16 Tax Matters.
(a) Following the Closing, Seller shall cause to be prepared and filed all Tax Returns required to be filed with respect to the Acquired Companies for taxable periods ending prior to or on the Closing Date, including amended Tax Returns, applications for loss carryback refunds and applications for estimated Tax refunds (all such Tax Returns, amended Tax Returns and refund applications are referred to as the “Prior Period Returns”). The Prior Period Returns shall be prepared, where relevant, in a manner consistent with Seller’s past practices except as otherwise required by Law. Seller shall pay all Taxes related to such Prior Period Returns (other than any Taxes for which Buyer is liable pursuant to Section 5.16(f)). Buyer shall make available to Seller (and to Seller’s accountants and attorneys) any and all books and records and other documents and information in its possession or control relating to the Acquired Companies reasonably requested by Seller to prepare the Prior Period Returns. Seller shall deliver to Buyer, for its review and comment, a draft of each Prior Period Return (other than Prior Period Returns that reflect the operations of entities other than Acquired Companies) at least sixty (60) days prior to the applicable filing deadline of such Prior Period Return. Within twenty-one (21) days following receipt thereof, Buyer shall deliver to Seller written notice of any objection with respect to such Prior Period Return. If Buyer and Seller are unable to resolve any disputes with respect to such Prior Period Return within fourteen (14) days following delivery of Buyer’s notice of objection, such dispute shall be submitted to the CPA Firm, who shall resolve such dispute in favor of the position more consistent with past practice so long as such position has a reasonable basis under applicable law, and such resolution shall be final and binding upon the parties.

(b) Following the Closing, Buyer shall cause to be prepared and filed all Tax Returns required to be filed with respect to the Acquired Companies for taxable periods ending after the Closing Date and shall pay all Taxes related thereto. Buyer shall prepare all Straddle Period Tax Returns in a manner consistent with Seller’s past practices, except as otherwise required by Law. Buyer shall deliver to Seller, for its review and comment, a draft of each Straddle Period Tax Return at least sixty (60) days prior to the applicable filing deadline of such Straddle Period Tax Return in the case of Straddle Period Income Tax Returns and at least thirty (30) days in the case of all other Straddle Period Tax Returns, together with a proposed calculation of the Taxes allocable to the Pre-Closing Period. Within twenty-one (21) days following receipt thereof in the case of Straddle Period Income Tax Returns and ten (10) days following receipt thereof in the case of all other Straddle Period Tax Returns, Seller shall deliver to Buyer written notice of any objection with respect to the calculation of Taxes on such Straddle Period Tax Return or the portion of such Taxes allocable to the Pre-Closing Period. If Buyer and Seller are unable to resolve any disputes with respect to such calculations within fourteen (14) days following delivery of Seller’s notice of objection, such dispute shall be submitted to the CPA Firm for resolution, which resolution shall be final and binding upon the parties. Seller shall reimburse Buyer for the portion of such Taxes allocable to the Pre-Closing Period (other than any Taxes for which Buyer is liable pursuant to Section 5.16(f)), as finally determined by the parties or the CPA Firm, as applicable. Taxes for any Straddle Period shall be allocated to the Pre-Closing Period (i) in the case of real property, personal property and other ad valorem Taxes, on the basis of a daily proration and (ii) in the case of all other Taxes on the basis of an interim closing of the books as of the close of business on the Closing Date.
(c) Following the Closing, except as otherwise provided in Section 2.8 and Section 5.16(f), Seller shall indemnify and hold Buyer and the Acquired Companies harmless from and against (i) any Taxes of the Acquired Companies related to taxable periods ending on or prior to the Closing Date, (ii) any Taxes of the Acquired Companies allocable to the Pre-Closing Period of a Straddle Period Tax Return and (iii) any Taxes of any other person for which any of the Acquired Companies are or may become liable pursuant to Treas. Reg. Section 1.1502-6 (or any analogous provision of state, local or non-U.S. law) as a result of being a member of a consolidated, combined or unitary group of corporations prior to the Closing Date or as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring prior to or on the Closing Date; provided, however, that Seller shall not be liable for or pay, and shall not indemnify Buyer and/or the Acquired Companies from and against, any Taxes for which Buyer is liable pursuant to Section 5.16(f) or to the extent such Taxes are reflected in the Final Closing Statement.
(d) Buyer shall promptly notify Seller following receipt of any notice of audit or other proceeding relating to any matter for which Seller may be required to indemnify Buyer and the Acquired Companies pursuant to Section 5.16(c). Seller shall have the right to control any and all audits or other proceedings relating to any taxable period that ends on or before the Closing Date, including the filing of any amended Tax Return; provided, however, that (i) Buyer shall have the right to participate, at its own expense, in such audit or other proceeding, and (ii) Seller shall not settle any such audit or other proceeding without the prior written consent of Buyer if the effect of such settlement would be to increase the Taxes of Buyer or the Acquired Companies for a taxable period ending after the Closing Date. Seller and Buyer shall jointly control and participate in any and all audits or other proceedings relating to any Straddle Period Tax Return, including the filing of an amended Tax Return, and shall bear their own respective costs and expenses. Neither Seller nor Buyer shall settle any such proceeding without the prior written consent of the other.

(e) Following the Closing, Buyer shall pay to Seller the amount of any refund, realized Tax credit or similar benefit realized by, or with respect to, any of the Acquired Companies with respect to a Prior Period Return or the Pre-Closing Period of a Straddle Period Tax Return; provided, however, that Seller shall not be entitled to any refund, realized Tax credit or similar benefit to the extent reflected in the Final Closing Statement or to the extent attributable to a carryback of a loss or credit from a taxable period beginning on or after the Closing Date or the portion of a Straddle Period beginning after the Closing Date.
(f) Buyer shall pay and indemnify and hold harmless Seller and its Affiliates from and against any Taxes of or with respect to the Acquired Companies for which Seller or any of its Affiliates may become liable (including pursuant to Treas. Reg. section 1.1502-6 (or analogous provisions of state or local law) as a result of its being a member of a consolidated, combined or unitary group of corporations that included any of the Acquired Companies prior to the Closing Date) resulting from (i) any actions taken, or caused to be taken, by Buyer or any of its Affiliates on the Closing Date following the Closing (other than any transactions pursuant to this Agreement), (ii) any amounts includible in income under Subpart F of the Code with respect to the Foreign Subsidiaries outside the ordinary course of its business during any of their taxable years that include the Closing Date resulting from actions taken or caused to be taken by Buyer or any of its Affiliates following the Closing (other than any transaction pursuant to this Agreement) or (iii) any election under section 338(g) of the Code that Buyer or any of its Affiliates make or cause to be made with respect to any of the Acquired Companies that are organized in the United States.
(g) Seller and Buyer shall provide each other with such cooperation and information as may be reasonably requested of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Each of Seller and Buyer shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Seller and Buyer agree that the Books and Records delivered to the control of Buyer pursuant to this Agreement to the extent they relate to the operations of any of the Acquired Companies prior to the Closing Date, remain in existence and available, Seller (at its expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. Buyer shall use reasonable efforts not to destroy or allow the destruction of any such Books and Records without first offering in writing to deliver them to Seller.
(h) Notwithstanding any provision in this Agreement to the contrary, the obligations of a party to indemnify and hold harmless another party pursuant to this Section 5.16 shall terminate at the close of business on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

Section 5.17 Credit Support. For the items 6 and 7 listed on Section 3.25 of the Seller Disclosure Letter (the “Designated Credit Support Arrangements”) Buyer agrees to as promptly as possible (and in any event, within 60 days) after Closing (i) obtain replacement Credit Support Arrangements, (ii) repay, or cause the repayment of, all debt and other obligations to which such Credit Support Arrangements relate (and cause the cancellation of such Credit Support Arrangements) or (iii) arrange for itself or one of its subsidiaries to be substituted as the obligor thereon. If Buyer cannot obtain the release of Seller and its Affiliates (excluding the Acquired Companies) from any such Designated Credit Support Arrangements, Buyer shall indemnify and hold Seller and such Affiliates harmless for any Losses incurred by Seller or such Affiliates from and after the Closing with respect to such Designated Credit Support Arrangements. Seller agrees not to take any action to remove, terminate or revoke any (i) Designated Credit Support Arrangements during such 60 day (or shorter) period or (ii) the Travelers LC (as defined below) prior to the time that Buyer is required to replace the Travelers LC pursuant to this Section 5.17. For item 8 of Section 3.25 of the Seller Disclosure Letter (the “Travelers LC”) upon the earlier of (a) December 31, 2013, and (b) thirty (30) days after Seller provides written notice to Buyer that the amount of the Buyer WC Claims is less than $600,000, and (c) Buyer refinances the Credit Facility Agreement (as defined in the Note), Buyer will either provide Seller with a replacement letter of credit for the portion of the Travelers LC related to the Buyer WC Claims or provide for a backup letter of credit issued to Seller in such amount.
Section 5.18 Section 338(h)(10) Elections.
(a) Within sixty (60) days following the Closing, Seller and Buyer shall jointly make (or cause to be made), and will take any and all action necessary to effect, a timely election under section 338(h)(10) of the Code (and any comparable elections under state and local income Tax law) (the “Election”) with respect to all Acquired Companies that are not Foreign Subsidiaries (each such Acquired Company a “Section 338(h)(10) Acquired Company”). On or prior to the Closing Date, Buyer shall deliver to Seller, for execution by Seller on the Closing Date, Internal Revenue Service Forms 8023, and any similar forms required by state or local law (collectively, the “Forms”) that are necessary to make the Election with respect to each Section 338(h)(10) Acquired Company. The Forms shall be prepared in accordance with Section 338 of the Code and any applicable Treasury Regulations (or, if applicable, comparable provisions of state and local income Tax law).
(b) The Forms shall be final, conclusive and binding on Buyer and Seller. Neither Seller nor Buyer shall, or shall permit any of their Affiliates to, take any action to modify any of the Forms or reports (including any corrections, amendments, or supplements thereto) that are required for the making of the Election after its execution or to modify or revoke the Election following the filing of the Forms without the prior written consent of the other party. Buyer will be responsible for filing Form 8023.

(c) In the event that any of the Forms is disputed by any Governmental Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.
Section 5.19 Insurance.
(a) Prior to the Closing, Buyer shall obtain an insurance policy with respect to product liability on an occurrence form with a self insured retention of $250,000 per occurrence to cover pre-Closing product liability claims in respect of the Business (the “Product Liability Policy”). Both Buyer and Seller will be beneficiaries of the Product Liability Policy. Seller and Buyer shall each be responsible for 50% of the cost of obtaining the Product Liability Policy; provided, however, that Seller’s share of the cost of obtaining the Product Liability Policy and the Environmental Insurance Policies shall not exceed, in aggregate, $450,000. Buyer and Seller shall each be responsible for 50% of the applicable deductible with respect to claims asserted under the Product Liability Policy by the Acquired Companies, Buyer or any of its Affiliates thereunder in respect of pre-Closing claims related to the Business during the initial seven years following Closing. Buyer shall not amend, cancel or otherwise modify the Product Liability Policy (or cause or permit any of the foregoing) in any manner that would increase the amount of the deductible or otherwise increase Seller’s liability under this Section 5.19(a) without the consent of Seller.
(b) For a period of 10 years from the Closing Date Seller shall not cancel or change its general liability, workers compensation and auto liability insurance in any respect that would adversely affect the coverage thereunder applicable to Buyer or its subsidiaries. Seller shall provide evidence of its compliance with this Section 5.19(b) as of the Closing Date and thereafter within five (5) Business Days of a written request for the same from Buyer. Buyer acknowledges that claims under Seller’s occurrence based general liability and auto liability insurance are administered by the insurance carrier in such a way that the insurance carrier makes payments on behalf of the insured for which the carrier is entitled to reimbursement (the “Carrier Reimbursement”) from Seller, generally equal to the amount of the applicable deductible for such claim under the policy. Seller shall be obligated to pay any Carrier Reimbursement with respect to claims asserted by the Acquired Companies, Buyer or any of its Affiliates and Buyer shall promptly pay to Seller an amount equal to 50% of any such Carrier Reimbursement.
(c) Buyer shall obtain, prior to Closing, one or more A plus rated (by A.M. Best) pollution legal liability insurance policies reasonably acceptable to Seller (“Environmental Insurance Policies”). Buyer and Seller shall each pay fifty percent (50%) of the cost of obtaining such policies; provided, however, that Seller’s share of the cost of obtaining the Environmental Insurance Policies and the Product Liability Policy shall not exceed, in aggregate, $450,000. Buyer shall be fully responsible for the payment of any deductibles under the Environmental Insurance Policies, unless Buyer would otherwise be entitled to indemnification for such amounts under this Agreement.

(d) To the extent that Buyer or the Business suffer or incur any losses by reason of, or arising out of, any action, inaction, event, condition, liability or obligation of the Seller or any of its Subsidiaries, any of their predecessors or assigns, or the Business which occurred or existed prior to the Closing, or by reason of or in connection with any claim or cause of action of any third party relating to the conduct of the Business prior to Closing, then upon receipt of notice from Buyer of such loss, Seller shall, and shall cause its Affiliates to, promptly (i) use all reasonable efforts to submit claims for such matters under any of its (or any of its Affiliates) applicable insurance policies on behalf of Buyer or the Business in connection with such loss in a manner that is consistent with the terms of such policies (including, without limitation, using all reasonable efforts to pursue any claims denied under such applicable insurance policies) and (ii) pay to the Buyer any proceeds actually received by Seller (or any of its Affiliates) under any of its applicable insurance policies in connection with such loss.
Section 5.20 Reserved.
Section 5.21 Termination of Certain Intercompany Accounts. Seller hereby agrees that effective as of the Effective Time, except for (i) the Ancillary Agreements and the other agreements and instruments required to be delivered pursuant hereto or thereto and (ii) the Contracts disclosed on Section 5.21 of the Seller Disclosure Letter, it shall take all necessary action to cause all Contracts, commitments, transactions, liabilities or obligations between the Business or any of the Acquired Companies, on the one hand, and Seller and/or and any of its controlled Affiliates, on the other hand, (other than trade accounts payable or trade accounts receivable to the extent included in the calculation of Net Working Capital on the Final Closing Statement), to be terminated and cancelled without any further liability and obligation and to be of no further force or effect. In connection with this Section 5.21, at Closing, Seller and the Selling Subsidiaries shall execute a release in a form acceptable to Buyer and Seller.
Section 5.22 [Reserved].
Section 5.23 Title and Survey Matters. Buyer shall pay all fees and costs required to be paid in connection with obtaining any Title Policies and Surveys which are obtained for the Transferred Real Property.
Section 5.24 Retained Litigation. For so long as the Seller or any Selling Subsidiary is contesting or defending against any proceeding in connection with any Retained Litigation, Seller or such Selling Subsidiary (i) shall use commercially reasonable efforts to actively and diligently contest or defend such Retained Litigation; (ii) within a reasonable period of time following a request by Buyer shall provide Buyer with a summary of all material developments related to such Retained Litigation; (iii) shall allow Buyer to participate in the defense of such Retained Litigation at the sole cost and expense of Buyer; and (iv) shall not settle any Retained Litigation without Buyer’s consent unless such settlement would be permitted under Section 8.3.
ARTICLE VI
[Reserved.]

ARTICLE VII
AMENDMENT AND WAIVER
Section 7.1 Amendment and Modification. This Agreement may only be amended or modified in writing signed by Seller and Buyer.
Section 7.2 Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
ARTICLE VIII
SURVIVAL AND INDEMNIFICATION
Section 8.1 Survival. The representations, warranties and covenants (to the extent such covenants relate to the performance of obligations prior to the Closing) contained in this Agreement shall survive the Closing until the date that is fifteen (15) months after the Closing; provided, however, that the representations and warranties contained in Sections 3.1, 3.6(a) (with respect to the first sentence thereof only), 3.12 and 4.1 shall survive the Closing indefinitely, the representations and warranties contained in Section 3.18 shall survive the Closing until the expiration of the applicable statute of limitations and the representations and warranties contained in Sections 3.5(a)(i), 3.14 and 3.17 (the “Extended Representations”) shall survive the Closing until the date that is five (5) years after the Closing (the representations and warranties referenced in this proviso, other than the Extended Representations, collectively, the “Fundamental Representations”). The covenants contained in this Agreement which relate to the performance of obligations after the Closing shall survive the Closing for the periods contemplated by their terms. The expiration of any covenant, representation or warranty shall have no effect on the continued validity of any claim if Buyer or Seller, as applicable, provided a Claim Notice with respect to such claim or, in the case of direct claims for indemnification, provided written notice of such claim (in each case, which notice satisfies the requirements of the last sentence of Section 8.3), within the applicable time period set forth above.
Section 8.2 Indemnification.
(a) From and after the Closing Date and subject to Sections 8.1, 8.4 and 8.7, Seller agrees to indemnify and hold harmless Buyer, its Affiliates and their directors, officers, employees and stockholders (collectively, the “Buyer Parties”) against and in respect of any and all losses, claims, damages, liabilities, fines, reasonable costs and expenses, including reasonable legal fees and expenses (collectively, “Losses”), resulting or arising from (i) any breaches of Seller’s representations and warranties set forth in Article III of this Agreement, (ii) any breach of any covenant of Seller set forth in this Agreement, (iii) any Excluded Liability or (iv) the Acquired Company Designated Pre-Closing Liabilities. In addition, from and after the Closing Date, Seller agrees to indemnify Buyer with respect to the matter (and in accordance with the procedures and subject to the limitations) as set forth on Schedule 6.

(b) From and after the Closing Date and subject to Sections 8.1, 8.4 and 8.7, Buyer shall indemnify and hold harmless Seller, the Selling Subsidiaries, their Affiliates and their directors, officers employees and stockholders (collectively, the “Seller Parties”) against and in respect of any and all Losses resulting or arising from or otherwise relating to (i) any breaches of Buyer’s representations and warranties set forth in Article IV of this Agreement, (ii) any breach of any covenant of Buyer set forth in this Agreement or (iii) any Assumed Liability.
(c) Any indemnification payments pursuant to this Agreement shall be treated as an adjustment to the Purchase Price, except as otherwise required by Law. Such amount shall, to the extent attributable to a specific Marine Asset, be allocated to the portion of the Purchase Price attributable to such Marine Asset.
(d) The right to indemnification, payment of any Losses or other remedy based on a breach of any representations or warranties contained in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty. For the avoidance of doubt, nothing in this Section 8.2(d) shall affect the parties’ obligations under Section 8.5 after the Closing.
(e) Any claims for indemnification for Taxes shall be exclusively governed by and brought pursuant to Section 5.16 other than pursuant to Section 8.2(a) in respect of breaches by Seller of the representations and warranties (which shall not be in duplication of any indemnification under Section 5.16).
Section 8.3 Method of Asserting Claims, etc. In the event that any written claim or demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than fifteen (15) days following such Indemnified Party’s receipt of any such written claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then known (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”); provided, that the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party. The Indemnifying Party shall have forty (40) days from receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand. Notwithstanding the foregoing, the Indemnifying Party shall only have the right to defend a claim or demand if (i) the claim or demand involves only money damages and does not seek an injunction or other equitable relief that affects or could reasonably be expected to materially affect the operation of the Indemnified Party’s Business in a negative manner, (ii) settlement of, or an adverse judgment with respect to, the claim or demand is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party that could have a materially negative impact on the Indemnified Party’s Business, and (iii) the Indemnifying Party conducts the defense of the such claim or demand actively and diligently. An election to assume the defense of such claim or demand shall be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand for which indemnification is being sought hereunder without the consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any third party claim or demand for which indemnification is being sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such claim, provides solely for monetary relief to be satisfied by the Indemnifying Party (and does not involve any finding or admission by the Indemnified Party of any violation of Law or Contract) and the Indemnified Party receives assurances that there will be no material continuing restrictions on the business of the Indemnified Party with respect to such claim. If the Indemnifying Party elects not to defend the Indemnified Party against a claim or demand for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense of the claim by the Indemnifying Party is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this Article VIII. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use commercially reasonable efforts (subject to reimbursement of any reasonable and documented expenses of the Indemnified Party by the Indemnifying Party) to assist the Indemnifying Party in its defense of the claim. To the extent then determined and known by the Indemnified Party after reasonable inquiry, any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state the representation, warranty, or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the estimated amount of the liability asserted against the Indemnifying Party by reason of the claim. Notwithstanding anything to the contrary in this Section 8.3 (including the second sentence of this Section 8.3), Seller hereby agrees to defend, and shall have the right to control the defense of any pending claims in the Retained Litigation, provided that if new claims are asserted in the Retained Litigation or the existing claims in the Retained Litigation are amended then the Seller’s ability to assume the defense of those new or amended claims will be determined pursuant to this Section 8.3.

Section 8.4 Indemnification Amounts. Seller shall not have liability under Section 8.2(a)(i) until the aggregate amount of Buyer’s Losses, and Buyer shall not have liability under Section 8.2(b)(i) until the aggregate amount of Seller’s Losses, in each case attributable to indemnification claims properly asserted under this Article VIII, exceeds $1,219,500 (the “Basket Amount”) in which case Seller or Buyer, as applicable, shall be liable only for the amount by which such Losses exceed the Basket Amount. Seller’s and Buyer’s, as applicable, maximum liability for Losses attributable to indemnification claims pursuant to Section 8.2(a)(i) and 8.2(b)(i), as applicable, shall be $18,292,500 in the aggregate (the “Cap Amount”) except in the case of breaches of the Extended Representations in which case the Seller’s maximum liability shall be $36,585,000. No claim for payment of a Loss may be made under Section 8.2(a)(i) or 8.2(b)(i) if the Loss arising from such claim (together with claims which arise out of substantially similar or the same facts and circumstances) is less than $25,000 (the “Individual Claim Threshold”) after which the indemnifying party shall be liable for the entire amount of the Loss arising from such claim (subject to the limitations of this Section 8.4). Notwithstanding the foregoing, the Individual Claim Threshold, the Basket Amount and the Cap Amount shall not apply to any claim for (a) breach of a Fundamental Representation or (b) fraudulent or intentional misrepresentation.
Section 8.5 Losses Net of Insurance. The amount of any Loss for which indemnification is provided under Sections 8.2 or 8.8 shall be net of (a) accruals or reserves included in the calculation of Net Working Capital on the Final Closing Statement and (b) any insurance proceeds actually recovered with respect to such Loss (net of all costs and expenses incurred in connection with the recovery of such proceeds). The parties shall take and shall cause their Subsidiaries to take all commercially reasonable steps to mitigate any Loss upon an executive officer of such party becoming aware of any event that gives rise thereto, including, if necessary to mitigate the Loss, incurring only commercially reasonable costs to remedy a breach that gives rise to the Loss. In addition, Buyer shall, and shall cause its Affiliates to, reasonably cooperate to obtain the proceeds of any insurance applicable to a Loss for which indemnification is provided under Sections 8.2 or 8.8, including the insurance policies to be maintained pursuant to Section 5.19. If the amount to be netted hereunder from any payment required under Sections 8.2 or 8.8 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment. In the event that an Indemnified Party has rights against any third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Article VIII, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein. For the avoidance of doubt, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Indemnified Party (or its Affiliate) has been indemnified or reimbursed for such amount under any other provision of this Agreement.

Section 8.6 Exclusive Remedy. Following Closing, except in the case of actual fraud, and except to the extent of non-monetary equitable relief (including specific performance) made with respect to breaches of any covenant or agreement contained in this Agreement to be performed following the Closing, the indemnification obligations in this Article VIII and Section 5.16 shall be the exclusive remedy for breaches of this Agreement.
Section 8.7 Calculation of Losses. Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for speculative, unforeseen consequential or punitive damages in connection with this Agreement or the Transactions other than damages paid to an unaffiliated third party claimant. For purposes of calculating the amount of Losses arising from any breach of a representation or warranty contained in this Agreement, all applicable qualifications and concepts of “material,” “materiality,” “Material Adverse Effect” or similar qualification shall be disregarded (other than the reference to “Material Adverse Effect” in Section 3.4).
Section 8.8 Response Actions for Releases of Hazardous Substances.
(a) Following the Closing, in the event there is any investigation, remediation or other corrective action pertaining to the Release of Hazardous Substances in connection with the Business with respect to which a claim for indemnification may be made pursuant to Article VIII (including the Designated Pre-Closing Liability described in clause (e) of the definition of Designated Pre-Closing Liabilities) (“Response Action”), the Indemnifying Party may choose whether to perform the Response Action or pay for performance by the Indemnified Party. The party performing the Response Action shall be referred to as the “Performing Party.”
(b) The Performing Party shall use commercially reasonable efforts to avoid and minimize any damage to real or personal property or harm to any persons and indemnify the other party for such damage and harm, and to minimize any interference with or disruption of the other party’s operations and business. All required Response Actions shall be diligently and expeditiously performed in compliance with Environmental Laws and shall not unreasonably interfere with the operations and business conducted at such location. The other party shall reasonably cooperate with the Performing Party including, after the negotiation and execution of a customary access agreement, providing reasonable access to perform necessary Response Actions.
(c) The Performing Party shall select an environmental consultant who is reasonably satisfactory to the other party.
(d) All Response Actions shall meet the Appropriate Remediation Standard. The “Appropriate Remediation Standard” shall mean a reasonably cost effective remediation standard which satisfies requirements of Environmental Laws in effect at the time of the remediation or imposed by any applicable Governmental Authority with jurisdiction that apply to the use of the properties as of the Closing.
(e) To the extent it complies with Environmental Laws and satisfies applicable Governmental Authorities, the parties agree to utilize institutional and engineering controls and environmental use restrictions as reasonably available to satisfy the Appropriate Remediation Standard and to cooperate in obtaining all necessary approvals of the use of such controls, provided that such institutional and engineering controls and environmental use restrictions do not materially interfere with operations on the property and do not result in a material unindemnified cost or expense to the indemnified party. Such controls or restrictions may include: (a)(i) restricting the property use to industrial/commercial activity, (ii) rendering soil environmentally isolated or inaccessible and (iii) prohibitions on the use of groundwater for drinking water purposes; or (b) petitioning the applicable regulatory authority to change the groundwater classification underlying the property or agreeing to a groundwater classification area or well restriction area; provided, that the foregoing would be consistent with the use of the property at Closing.

(f) The Performing Party shall (i) notify the other party in at least five (5) business days in advance of commencing, performing or completing any Response Actions, (ii) keep the other party reasonably informed of the progress of any Response Actions and provide prior to submittal advance copies of any material proposed response, remediation, investigation or sampling plans and the opportunity to reasonably comment and the results of sampling and analysis (including any status reports of work in progress or reports required to be submitted to any Governmental Authority or third party), (iii) provide the other party an opportunity to attend, at its cost and expense, any meeting with any Governmental Authority regarding the Response Actions and (iv) provide the other party an opportunity to obtain splits of any samples obtained in the course of conducting Response Actions.
(g) Except for subsections (b), (c) and (d) of the Designated Pre-Closing Liabilities, which are and shall remain the responsibility of the Seller, neither party shall be responsible or liable to the other under the indemnities provided in Article VIII for any Losses (including the cost and expenses associated with any Response Action) incurred to achieve remediation standards in excess of the Appropriate Remediation Standards, or for Response Actions not required under applicable Environmental Laws or by any Governmental Authority. Neither party shall be responsible or liable to the other under the indemnities provided in Article VIII for any Losses (including the cost and expenses associated with any Response Action) required as a result of Non-Required Testing. “Non-Required Testing” means any and all environmental sampling, testing and analyses of the ambient or indoor air, soils, groundwater, surface water, interior of any building or building components that is not (i) ordered, demanded or requested without any importuning by Buyer or its Affiliates or anyone acting on their behalf by Governmental Authorities; (ii) required by Environmental Laws; (iii) other than in the case of the Limerick Facility, requested by a bona fide lender or prospective purchaser that has a commercially reasonable concern with respect to Environmental Conditions on the Transferred Real Property; (iv) reasonably undertaken or discovered in the course of construction or building projects, which did not have a soil, surface water, groundwater or other environmental investigation as part of the purpose, or (iv) of a type that would be undertaken by an owner of the affected property without recourse to any indemnity acting reasonably after having reasonably concluded that (A) there is or there likely is a material threat to the environment or the health and safety of employees, occupants of the Transferred Real Property or persons downgradient of the Transferred Real Property or (B) there has or has likely occurred a violation of Environmental Law relating to the material Release of Hazardous Substances.
(h) In no event shall Seller or any post-Closing Affiliate of Seller be responsible for any Response Action required as a consequence of a Release, threat of Release or any other occurrence that first occurs following the Closing or any exacerbation of any environmental condition on or after Closing to the extent the exacerbation results from a negligent affirmative action or a violation of Environmental Law by Buyer or its Affiliates, their successors or assigns or anyone acting by or on their behalf; provided however, Seller shall continue to have responsibility hereunder for the migration of Hazardous Substances originally disposed, discarded, spilled or discharged prior to Closing.

(i) In the event of a conflict between this Section 8.8 and the other Sections in Article VIII, this Section 8.8 shall control.
Section 8.9 Set-Off. Each of Buyer and Seller shall have a right to set-off any Losses determined in a final judicial determination, or settlement tantamount thereto, that such party is entitled to receive under this Agreement against any payments to be made by such party pursuant to this Agreement or the Ancillary Agreements or the Note.
ARTICLE IX
MISCELLANEOUS
Section 9.1 [Reserved.]
Section 9.2 [Reserved.]
Section 9.3 [Reserved.]
Section 9.4 [Reserved.]
Section 9.5 Collection of Receivables or Excluded Assets. Seller shall, and shall cause the Selling Subsidiaries to, by letter prepared by Buyer (the “Letter”), authorize, instruct and direct that the account parties of all accounts, notes and receivables constituting Marine Assets (such parties, the “Seller Account Parties”) shall make and deliver all payments relating thereto on or after the Closing to such location, bank and account as Buyer shall specify. If, notwithstanding such Letter, any of the Seller Account Parties remit payments on or after the Closing to Seller or a Selling Subsidiary, Seller agrees that it shall pay such amount to the Buyer within two Business Days following identification of the same by Seller. If Buyer or any Acquired Company receives a payment that does not constitute a Business Asset, Buyer or the Acquired Company, as the case may be, shall pay such amount to the Seller within two Business Days following identification of the same by Buyer.
Section 9.6 Expenses. Unless otherwise indicated herein, the parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the transactions contemplated hereby, including filing fees.

Section 9.7 Assignment. Except as provided in the following sentence, this Agreement may not be assigned. Buyer may (I) assign or delegate its rights, obligations or liabilities under this Agreement in whole or in part to (a) an Affiliate of Buyer and (b) to any purchaser of substantially all of the assets of the Business; provided, however, that in any such event, Buyer shall remain fully liable for the fulfillment of all such obligations and liabilities hereunder and (II) grant to its financing sources for the benefit of such financing sources, a security interest in Buyer’s right, title and interests in and to this Agreement, as security for the payment and performance of the obligations of Buyer to such financing sources by reason of borrowings, or the guarantee of borrowings, in connection with the transactions contemplated by this Agreement (including, without limitation, Buyer’s rights to use the “Teleflex” and “TFXTREME” trademarks in accordance with and subject to Section 5.6(b) hereof, and Seller acknowledges that such financing sources shall be entitled to use such trademarks on a non-exclusive, royalty-fee basis, during the IP Use Period in the same manner that Buyer is entitled to use such trademarks; provided, however, that such financing sources shall have such right to use the “Teleflex” and “TFXTREME” trademarks solely during the occurrence of and during the continuation of an Event of Default (as such term may be defined in the agreement with such financing sources of Buyer)); provided, however, that in any such assignment, Buyer shall remain fully liable for the fulfillment of all of its obligations and liabilities hereunder. Any attempted assignment or delegation in contravention hereof shall be null and void.
Section 9.8 Entire Agreement; No Third Party Rights. Except as otherwise contemplated herein, this Agreement (along with the Seller Disclosure Letter) and the Ancillary Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof (other than the Confidentiality Agreement); and (b) are not intended to confer upon any Person other than the parties to this Agreement (and with respect to the rights under Sections 8.2(a) and 8.2(b) only, the Buyer Parties and Seller Parties, respectively) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except as provided in the immediately preceding sentence, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns. The parties acknowledge that both Buyer and Seller participated in the drafting of this Agreement and the Ancillary Agreements and agree that any rule of law or any legal decision that may or would require interpretation of any alleged ambiguities in this Agreement or the Ancillary Agreements against the party that drafted it has no application and is expressly waived. In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions hereof) and the terms of any other documents delivered or required to be delivered in connection with the consummation of the transactions contemplated by this Agreement, the parties acknowledge and agree that the terms of this Agreement shall supersede such conflicting or inconsistent terms (including, by way of illustration and not limitation, an instance where a warranty in a deed of transfer imposes, implicitly or explicitly, greater obligations on the grantor than are imposed by the terms of this Agreement) in such other documents and the terms of this Agreement shall define the rights and obligations of the parties and their respective officers, directors, employees, stockholders and Affiliates with respect to the subject matter of such conflict or inconsistency.

Section 9.9 Disclosure Letters. Only the representation or warranty contained in a section or subsection of this Agreement specifically referenced in any section or subsection of the Seller Disclosure Letter shall be qualified by the disclosure in such section or subsection of such Seller Disclosure Letter, provided, however, that the disclosure of any item in a section or subsection of the Seller Disclosure Letter shall be deemed to have been disclosed with respect to other sections or subsections of such Seller Disclosure Letter if the relevance of such disclosure is readily apparent on its face (notwithstanding the omission of a reference or cross-reference thereto). Inclusion of any item on the Seller Disclosure Letter shall expressly not be deemed to constitute an admission by Seller or Buyer or otherwise imply that any such matter is material, has a Material Adverse Effect or creates a measure for, or further defines the meaning of, materiality or Material Adverse Effect and their correlative terms for the purposes of this Agreement. Any capitalized and undefined term used in any section to the Seller Disclosure Letter shall have the same meaning assigned to such term herein.
Section 9.10 Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.
Section 9.11 Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any, way affect the meaning or interpretation of this Agreement.
Section 9.12 Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile transmission, overnight delivery or by registered or certified mail (return receipt requested) to the parties at the following addresses (or a such other addresses as shall be specified by like notice:
(a) if to Seller, to:
Teleflex Incorporated
155 South Limerick Road
Limerick, PA 19468
Attention: General Counsel
Facsimile: (610) 948-2011
With copies to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Mario Ponce
Facsimile: (212) 455-2502
(b) if to Buyer, to:
Marine Acquisition Corp.
c/o H.I.G. Capital
600 Fifth Avenue, 24th Floor
New York, NY 10020
Attention: Chris Laitala
Facsimile: (212) 506-0559

With a copy to:
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606
Attention: Brooks B. Gruemmer
Facsimile: (312) 984-7700
Any notice given by mail shall be effective when received. Any notice given by facsimile transmission shall be effective when the appropriate facsimile transmission acknowledgment is received.
Section 9.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof, except to the extent matters of title, leasing, and similar in rem issues require the application of the laws of jurisdiction in which the Facility is located and which is the subject matter of the legal dispute. Seller and Buyer hereby agree and consent to be subject to the exclusive jurisdiction of the Delaware Court of Chancery or any federal court located in the State of Delaware and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY CERTIFIES THAT NEITHER IT NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER, EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.
Section 9.14 Illegality. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.15 Public Announcements. Buyer and Seller agree to issue separate press releases with respect to the execution and delivery of this Agreement and the transactions contemplated hereby, which press releases shall be substantially in the forms of the drafts previously approved by both parties on the date hereof. Seller and Buyer shall agree on the time and manner of distribution of the press releases, and neither party shall make the press releases public prior to such time. Buyer and Seller agree not to make any public announcements or issue any press releases in connection with the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that the parties may make any such announcements or statements which such party has been advised by counsel are required by applicable Law, rule or regulation (including stock exchange regulations) in which case the disclosing party will provide prior written notice of such requirement and provide the non-disclosing party with a reasonable opportunity to review and comment on such announcement or statement prior to making the disclosure.
Section 9.16 Specific Performance. Each party acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages would not be an adequate remedy for any such breach. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.
[Signatures on Following Page]

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first above written.

TELEFLEX INCORPORATED
By	/s/ John Sickler Jr.
	Name:	John Sickler Jr.
	Title:	Vice President

MARINE ACQUISITION CORP.
By	/s/ Christopher Laitala
	Name:	Christopher Laitala
	Title:	President

APPENDIX A

DEFINITIONS
The following terms shall have the meanings set forth or as referred to below (references to specific Articles and Sections are to the Articles and Sections of the Agreement, unless specifically stated otherwise):
“2010 Bonus” shall have the meaning set forth in Section 3.22.
“2011 Bonus” shall have the meaning set forth in Section 3.22.
“Accounts Payable” shall mean, without duplication, the (i) Acquired Accounts Payable and (ii) Marine Accounts Payable.
“Accounts Receivable” shall mean, without duplication, the (i) Acquired Accounts Receivable and (ii) Marine Accounts Receivable.
“Accrued Benefit Liability” shall have the meaning set forth in Section 5.4(j).
“Accrued Benefit Liability Disputed Item” shall have the meaning set forth in Section 5.4(j).
“Accrued Benefit Liability Resolution Period” shall have the meaning set forth in Section 5.4(j).
“Accrued Benefit Liability Statement” shall have the meaning set forth in Section 5.4(j).
“ACIRP Bonus” shall have the meaning set forth in Section 3.22.
“Acquired Accounts Payable” shall mean trade accounts payable of the Acquired Companies as of any determination date and time hereunder.
“Acquired Accounts Receivable” shall mean the trade accounts receivable of the Acquired Companies as of any determination date and time hereunder.
“Acquired Companies” shall mean those entities listed on Appendix B attached hereto.
“Acquired Company Designated Pre-Closing Liabilities” shall mean Designated Pre-Closing Liabilities that are a liability or Loss of an Acquired Company.
“Acquired Inventory” shall mean all inventory of the Acquired Companies wherever located.
“Acquired Supplies” shall mean all supplies and similar materials of the Acquired Companies.

“Actuarial Mediator” shall have the meaning set forth in Section 5.4(j).
“Adjustment Payment” shall have the meaning set forth in Section 2.7(e).
“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise, provided, that in the case of Buyer other portfolio companies of funds affiliated with HIG Capital LLC that do not participate in the management or control of the Business shall not be considered Affiliates.
“Aggregate Accrued Benefit Liability” shall have the meaning set forth in Section 5.4(j).
“Agreement” shall mean this Purchase Agreement, all appendices, exhibits and schedules hereto and the Seller Disclosure Letter.
“AIP” shall mean the Teleflex Incorporated Management Incentive Plan.
“Ancillary Agreements” shall mean the Bill of Sale and Assignment and Assumption Agreement, the IP Assignment Documents, Transition Services Agreement and the Limerick Lease Agreement.
“Appropriate Remediation Standard” shall have the meanings set forth in Section 8.8(d).
“Antitrust Division” shall mean the Antitrust Division of the United States Department of Justice.
“Asset Related Designated Pre-Closing Liabilities” shall mean Designated Pre-Closing Liabilities that are not Acquired Company Designated Pre-Closing Liabilities.
“Assumed Bonus Amount” shall mean an amount equal to 80% of the Retention Payments and 100% of the ACIRP Bonus payable to the Transferred Employees listed on Schedule 8 plus the employer portion of any payroll or similar Taxes and any other amounts required to be paid by Buyer or any of the Acquired Companies (including, but not limited to, any statutory vacation pay required to be paid on such amounts with respect to such Business Employees in Canada) related thereto.
“Assumed Defined Benefit Plans” shall have the meaning set forth in Section 5.4(h).
“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Audited Financials” shall have the meaning set forth in Section 3.3.
“Basket Amount” shall have the meaning set forth in Section 8.4.
“BCPBSA” means the Pension Benefits Standards Act (British Columbia) and the regulations made thereunder.
“Benefit Plans” shall have the meaning set forth in Section 3.14(a).
“Bill of Sale and Assignment and Assumption Agreement” shall mean the Bill of Sale and Assignment and Assumption Agreement between Buyer, on the one hand, and Seller and the Selling Subsidiaries, on the other hand, dated the date hereof.
“Books and Records” shall mean all books, ledgers, files, reports, plans and operating records.
“Business” shall mean the development, manufacture, marketing, sale and distribution of (i) hydraulic and mechanical steering systems, controls and custom marine products to manufacturers in the marine market; (ii) heaters for buses and trucks; (iii) modern burner units for the United States Army and (iv) marine products and outdoor power equipment repair products, in each case, as conducted by Seller, the Selling Subsidiaries and the Acquired Companies prior to the date hereof.
“Business Assets” shall mean (a) the Marine Assets and (b) all of the property and assets (including Contracts and Cash Deposits), real, personal or mixed, tangible and intangible (including Intellectual Property), of every kind and description, wherever located, owned, leased or licensed, as applicable, of the Acquired Companies, other than the Excluded Assets.
“Business Benefit Plans” shall have the meaning set forth in Section 3.14(a).
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Wilmington, Delaware are authorized or obligated by Law to not open or remain closed.
“Business Employees” shall have the meaning set forth in Section 5.4(a)(i).
“Business Indebtedness” shall mean, without duplication (a) Indebtedness that is an Assumed Liability and (b) Indebtedness for which the Acquired Companies are liable. Business Indebtedness shall not include, for the avoidance of doubt, any Buyer Financing Expenses.
“Business Liabilities” shall mean (a) the Assumed Liabilities and (b) all liabilities or obligations of the Acquired Companies of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of any Acquired Company. For the avoidance of doubt, “Business Liabilities” shall not include any Excluded Liabilities.

“Buyer” shall have the meaning set forth in the Preamble.
“Buyer Financing Expenses” shall mean the financing obtained by Buyer and its Affiliates in connection with the consummation of the Transactions and any and all fees, expenses or costs arising out of, or relating to, such financing, whether for the account of Buyer, any Affiliate of Buyer, or any Acquired Company.
“Buyer Parties” shall have the meaning set forth in Section 8.2(a).
“Buyer WC Claims” shall have the meaning set forth in Section 5.4(o).
“Buyer’s Cafeteria Plan” shall have the meaning set forth in Section 5.4(e).
“Buyer’s OPEB Plan” shall have the meaning set forth in Section 5.4(i).
“Buyer’s Pension Plan” shall have the meaning set forth in Section 5.4(h)(i).
“Buyer’s Savings Plan” shall have the meaning set forth in Section 5.4(g)(i).
“Cap Amount” shall have the meaning set forth in Section 8.4.
“Carrier Reimbursement” shall have the meaning set forth in Section 5.19(b).
“Cash Balance” shall mean, as of a given date and time, the aggregate amount of cash of the Acquired Companies determined in accordance with GAAP, but excluding the Cash Deposits.
“Cash Balance Deficit” shall mean the amount by which the Cash Balance, as of the Effective Time, is less than $1,500,000. For the avoidance of doubt, if the Cash Balance is greater than $1,500,000, the “Cash Balance Deficit” shall be zero.
“Cash Balance Surplus” shall mean the amount by which the Cash Balance, as of the Effective Time, is greater than $1,500,000. For the avoidance of doubt, if the Cash Balance is less than $1,500,000, the “Cash Balance Surplus” shall be zero.
“Cash Deposits” shall have the meaning set forth in Section 2.2(a).
“Cash Payment” shall mean the Cash Portion plus the Working Capital Surplus, if any, plus the Cash Balance Surplus, if any, less the Working Capital Deficit, if any, less the Cash Balance Deficit, if any, less the Business Indebtedness as of the Effective Time, if any, less any unpaid Transaction Expenses as of the Effective Time, less the Assumed Bonus Amount.
“Cash Portion” shall mean $103,100,000.
“CERCLA” shall have the meaning set forth in Section 3.17(e).
“Claim Notice” shall have the meaning set forth in Section 8.3.
“Closing” shall have the meaning set forth in Section 2.6(a).

“Closing Date” shall have the meaning set forth in Section 2.6(a).
“Closing Date Interest Rate” shall mean the rate per annum equal to the prime commercial lending rate quoted as of the Closing Date by The Wall Street Journal, Eastern Edition.
“Closing Statement” shall have the meaning set forth in Section 2.7(a).
“COBRA” means Part 6 of Subtitle B of Title 1 of ERISA, Section 4980B of the Code and any similar state law.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Competing Business” shall have the meaning set forth in Section 5.13(a).
“Confidentiality Agreement” shall mean the Confidentiality Agreement dated August 13, 2010 among Seller and H.I.G. Middle Market, LLC.
“Confidential Information” shall mean any information concerning the Business or the Business Assets, other than information (i) that is publicly available, (ii) that becomes available to Seller or its Affiliates after Closing on a non-confidential basis from a source other than Seller or its Affiliates, which source is not known by Seller or its Affiliates, as applicable, to be bound by a confidentiality agreement or other obligation of secrecy to Buyer or its Affiliates (including, after Closing, the Acquired Companies), or (iii) is independently developed by Seller or its Affiliates after Closing without reliance on Confidential Information.
“Continuation Coverage” shall have the meaning set forth in Section 5.4(c).
“Contract or Contracts” shall mean all contracts, agreements, open purchase orders, leases, subleases and licenses, other than intercompany contracts and agreements.
“CPA Firm” shall mean an internationally recognized firm of independent public accountants as to which Seller and Buyer mutually agree.
“Credit Support Arrangements” shall have the meaning set forth in Section 3.25.
“Current Assets” shall mean all Accounts Receivable, Inventory (in each case net of all applicable reserves) and prepaid expenses, Cash Deposits (solely to the extent included in the Business Assets) and other current assets, but shall exclude (a) Income Tax assets and (b) any amount owed to the Acquired Companies by Seller, the Selling Subsidiaries or any of their Affiliates other than amounts owed pursuant to the Nordisk Aviation Distribution Services Agreement.
“Current Liabilities” shall mean all Accounts Payable, accrued expenses (including deferred revenue) and other current liabilities, but shall exclude (x) Income Tax payables and accruals (y) any amounts included in the Aggregate Accrued Benefit Plan Liability or Assumed Bonus Amount and (z) any accrual or liability related to claims for United States workers compensation.

“Deferred Retention Payments” shall have the meaning set forth in Section 5.4(l).
“Designated Credit Support Arrangements” shall have the meaning set forth in Section 5.17.
“Designated Pre-Closing Liabilities” shall mean claims, demands, liabilities, Losses and obligations (a) resulting or arising from any litigation listed on Section 3.7 of the Seller Disclosure Letter (or required to be so listed), (b) resulting or arising from the Environmental Condition of the Limerick Facility, including without limitation, the investigation, remediation, corrective action and contamination of the environment by Hazardous Substances on, at, under or migrating from the Limerick Facility, Losses incurred or suffered by Buyer or any of its Subsidiaries if the operations at the Limerick Facility are impacted by such matters, and any liabilities or Losses resulting therefrom other than those liabilities and losses which are the responsibility of the Buyer under the Limerick Lease Agreement, (c) resulting or arising from Environmental Claims (whether asserted before or after Closing) related to the actual or alleged Release of Hazardous Substances on, at, under or migrating from the Limerick Facility other than those liabilities and losses that are the responsibility of the Buyer under the Limerick Lease Agreement, (d) resulting or arising from the Environmental Condition of the Former Facilities including without limitation the investigation, remediation, correction action and contamination of the environment by Hazardous Substances at, on under or migrating from the Former Facilities and any Environmental Claims (whether asserted before or after Closing), liabilities and losses resulting therefrom, (e) resulting or arising from the Environmental Claims, Environmental Conditions or Releases or threatened Releases set forth on Schedule 1, (f) to the extent related to the Excluded Assets, (g) related to claims for workers compensation arising from or related to the period prior to Closing (whether or not reported prior to Closing) but only to the extent such liabilities or losses exceed $1,900,000 (the “Workers Compensation Cap”) and (h) except with respect to liabilities specifically assumed under Section 5.4 or Foreign Plans sponsored by an Acquired Company, all liabilities arising under or in connection with any Benefit Plan and any other employee benefit plan, program or arrangement of any kind maintained sponsored or contributed to by any ERISA Affiliate or with respect to which any ERISA Affiliate has any liability, in each case and (x) including, without limitation, any of the foregoing arising from matters disclosed to Buyer or its Affiliates or otherwise referenced in this Agreement, and whether any related claim arises before or after the Closing and (y) whether such matters are known or unknown, contingent or otherwise, whether accrued, liquidated, matured or unmatured.
“Direct Shares” shall mean any capital stock, or other ownership interest, of the Direct Subsidiaries held by Seller or the Selling Subsidiaries.
“Direct Subsidiaries” shall mean each of TFX Marine Incorporated, Sierra International Inc., Teleflex Canada Inc., Teleflex Canada Limited Partnership, Teleflex Pte Ltd., Teleflex Pty Ltd., and Teleflex Marine France Sarl.
“Effective Time” shall mean the opening of business on the date that Closing occurs.
“Election” shall have the meaning set forth in Section 5.18(a).

“Encumbrances” shall mean any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, transfer restriction (other than restrictions under the Securities Act and state securities laws), option, warrant, right of first refusal, easement, servitude, right of way, covenant or zoning restriction.
“Environmental Claim” means any claim, notice, demand, suit, or other proceeding by any Person alleging potential liability (including without limitation potential liability for investigatory tests, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, medical monitoring, or penalties) arising out of, based on or resulting from (a) the actual or alleged Release of any Hazardous Substances at any location, (b) any Environmental Condition, (c) any other circumstance constituting any violation or alleged violation of any Environmental Law, (d) the treatment, storage, disposal, arrangement for disposal or transportation of any Hazardous Substances, (e) non-compliance with any Environmental Laws or Environmental Permits issued pursuant to any Environmental Laws and (f) the actual or alleged harmful exposure of any Person to any Hazardous Substance in connection with the operation of the Business.
“Environmental Condition” means a condition of, on or migrating to or from the Transferred Real Property constituting as of or prior to Closing an actual or alleged violation of applicable Environmental Law or a Release or threatened Release of Hazardous Substances that, by virtue of Environmental Laws, (a) requires investigatory, corrective or remedial measures, or (b) would reasonably be expected to result in Environmental Claims against, demands of or liabilities of either Seller or Buyer relating to the Business. “Environmental Condition” shall include such conditions identified or discovered before or after the date hereof.
“Environmental Insurance Policies” shall have the meaning set forth in Section 5.19(c).
“Environmental Law” shall mean any statute, law, regulation, code, ordinance, license, permit, order, judgment, decree or injunction from any Governmental Authority (including common laws) relating to (a) the protection of public health or the environment (including indoor and outdoor air, storm water, waste water, drinking water, groundwater, surface and subsurface soil, wetlands, noise, odors and natural resources), (b) the presence, transportation, recycling, storage, treatment, use, handling, disposal, Release or threat of Release, Management of or exposure to Hazardous Substances, or (c) worker health and safety to the extent relating to exposure to Hazardous Substances, in each case which has the force of law.
“Environmental Permits” shall have the meaning set forth in Section 3.17(a).
“Equipment” shall mean all furniture, machinery, vehicles, equipment and other tangible personal property primarily used or held for use in the operation of the Business; provided, however, that the term “Equipment” shall not include any Inventory, Supplies or fixtures located at the Limerick Facility.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall have the meaning set forth in Section 3.14(c).

“Estimated Cash Payment” shall mean the Cash Portion, less the estimated Cash Balance Deficit, if any, less the estimated Business Indebtedness as of the Effective Time, if any, less any estimated unpaid Transaction Expenses as of the Effective Time, less the Assumed Bonus Amount.
“Excluded Assets” shall have the meaning set forth in Section 2.2.
“Excluded Liabilities” shall have the meaning set forth in Section 2.4.
“Expenses Amount” shall mean (i) 50% of the fees paid by Seller prior to the date hereof in connection with filings under the HSR Act, as set forth on Schedule 3 minus (ii) the portion of certain Transfer Taxes payable by Seller pursuant to Section 2.8, as set forth on Schedule 3.
“Extended Representations” shall have the meaning set forth in Section 8.1.
“Facilities” shall mean the facilities owned or leased by the Acquired Companies in the locations as described on Schedule 7.
“Final Closing Statement” shall have the meaning set forth in Section 2.7(d).
“Financial Information” shall have the meaning set forth in Section 3.3.
“Flex Accounts” shall have the meaning set forth in Section 5.4(e).
“Foreign Employees” shall have the meaning set forth in Section 5.4(k).
“Foreign Implementing Agreements” shall have the meaning set forth in Section 5.11.
“Foreign Plans” shall have the meaning set forth in Section 3.14(g).
“Foreign Subsidiaries” shall mean the Acquired Companies that are not formed under the laws of any state or commonwealth of the United States of America.
“Former Facilities” shall mean any facilities or real property formerly owned or leased by the Acquired Companies that are no longer in operation, or are no longer owned or leased by the Acquired Companies.
“Forms” shall have meaning set forth in Section 5.18(a).
“FTC” shall mean the Federal Trade Commission.
“Fundamental Representations” shall have the meaning set forth in Section 8.1.
“GAAP” shall mean the generally accepted accounting principles used in the United States.

“Governmental Authority” shall mean any United States or foreign supranational (including the European Union), national, federal, state, county, provincial or municipal authority or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Government Contract” shall have the meaning set forth in Section 3.10.
“Grant Back Domains” shall have the meaning set forth in Section 5.6(d).
“Hazardous Substances” shall mean any substance, material, liquid, vapor, gas or other matter (a) the presence of which requires investigation or remediation under any Environmental Law, (b) that is listed, defined, designated, or classified as a “hazardous waste” or “hazardous substance” (or any similar classification) under any Environmental Law, (c) that is toxic, explosive, corrosive, flammable, infectious, radioactive, reactive, ignitable, carcinogenic or mutagenic or otherwise hazardous (including any biomedical waste or contaminants), and is regulated as such under any Environmental Law, (d) that is or contains petroleum, petroleum products or fuel oil, gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or asbestos or (e) any other substance that can give rise to Loss under any Environmental Law.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Taxes” shall mean Taxes determined on the basis of net income.
“Indebtedness” shall mean, with respect to any Person, without duplication: (a) any indebtedness for borrowed money, (b) any indebtedness evidenced by a note, bond or debenture, (c) any obligations under capitalized leases with respect to which such Person is liable, and (d) any interest, principal, prepayment penalty, fees or expenses to the extent paid in respect of those items listed in clauses (a) through (c) of this definition.
“Indemnified Party” shall mean the party entitled to indemnification pursuant to Article VIII.
“Indemnified Party’s Business” shall mean, if the Indemnified Party is a Buyer Party, the Business and, if the Indemnified Party is a Seller Party, the business conducted by Seller and its Subsidiaries.
“Indemnifying Party” shall mean the party required to indemnify the other party pursuant to Article VIII.
“Indirect Shares” shall mean any capital stock, or other ownership interest, of an Acquired Company held by a Direct Subsidiary.
“Individual Claim Threshold” shall have the meaning set forth in Section 8.4.
“Intellectual Property” shall mean all of the following, irrespective of where any of the same were issued, are pending or exist, copyrights, patents, patent applications, inventions, invention disclosures, trade secrets, formulae, know-how, registered and unregistered trademarks, service marks, trade names, domain names, logos and any licenses related to the foregoing.

“Interim Financials” shall have the meaning set forth in Section 3.3.
“Inventory” shall mean the (i) Acquired Inventory and (ii) Marine Inventory.
“IP Assignment Documents” shall mean the Trademark Assignment Agreements, Domain Name Assignment Agreement and Patent Assignment Agreements between Seller and/or certain Selling Subsidiaries, on the one hand and Buyer, in each case, dated the date hereof.
“IP Contracts” shall have the meaning set forth in Section 3.15(b).
“IP Use Period” shall have the meaning set forth in Section 5.6(b).
“IRS” shall mean the United States Internal Revenue Service.
“Knowledge” shall mean, in the case of Seller, the actual knowledge, after reasonable inquiry, of the Persons listed on Section 1.1(a) of the Seller Disclosure Letter.
“Law” shall mean any applicable federal, state, local or foreign statute, law, treaty, ordinance, regulation, rule, code, order or rule of common law.
“Leased Real Property” shall mean (a) the Limerick Facility and (b) any other land, buildings or real property improvements leased by the Acquired Companies.
“Leave Business Employee” shall have the meaning set forth in Section 5.4(a)(i).
“Letter” shall have the meaning set forth in Section 9.1.
“Limerick Facility” shall mean the manufacturing facility owned by the Seller located at 640 North Lewis Road, Limerick, Pennsylvania.
“Limerick Lease Agreement” shall mean the Lease Agreement by and between Seller, as Landlord and Buyer, as tenant, dated the date hereof.
“Loss” and “Losses” shall have the meaning set forth in Section 8.2(a).
“Major Business Partners” shall have the meaning set forth in Section 3.19.
“Management” (or its correlative terms) shall mean any use, possession, generation, treatment, storage, recycling, transportation or disposal or arrangement for disposal or distribution of Hazardous Substances.
“Marine Accounts Payable” shall mean trade accounts payable arising from the operation of the Business at the Limerick Facility as of any determination date and time hereunder.

“Marine Accounts Receivable” shall mean the trade accounts receivable arising from the operation of the Business as of any determination date and time hereunder.
“Marine Assets” shall mean all assets owned, leased or licensed, as applicable, by the Seller or any of the Selling Subsidiaries that are primarily used or held for use in connection with the operation of the Business, including: (a) the Equipment; (b) the Marine Accounts Receivable; (c) Marine Inventory; (d) the Marine Supplies; (e) Intellectual Property used or held for use primarily in the operation of the Business; (f) Contracts to which Seller or any of the Selling Subsidiaries is a party and which relate primarily to the operation of the Business, including, but not limited to, all of the Contracts listed on Section 1.1(b) of the Seller Disclosure Letter; (g) subject to Section 5.6, advertising materials, marketing plans, distribution programs, customer lists and other similar information used or held for use primarily in the operation of the Business; (h) Books and Records of the Business, except those Books and Records in the possession of Seller’s independent public accountants (including the work papers of such independent public accountants); (i) all computer hardware, stored data, and owned computer software and documentation related thereto used or held for use primarily in the operation of the Business, except for those items listed in Section 2.2(f) of the Seller Disclosure Letter; (j) the Cash Deposits (to the extent not owned by an Acquired Company); and (k) any government licenses, permits and approvals issued to Seller or any of the Selling Subsidiaries, including Environmental Permits, which primarily relate to the operation of the Business to the extent their transfer is permitted by Law. It is understood and agreed that the “Marine Assets” does not include any building fixtures or any and all land, buildings and real property improvements owned by Seller and, in each case, located at the Limerick Facility. In addition, for the sake of clarity, “Marine Assets” shall not include any assets owned by the Acquired Companies.
“Marine Inventory” shall mean all inventory of the Business, wherever located, other than Acquired Inventory.
“Marine Supplies” shall mean all supplies and similar materials of the Business, other than Acquired Supplies.
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each an “Effect”) that is, or could reasonably be expected to be, materially adverse to the financial condition or results of operations of the Business (including the Acquired Companies) as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse Effect to the extent attributable solely to the announcement or pendency of the transactions contemplated by this Agreement or any of the Ancillary Agreements (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (b) any adverse Effect attributable to conditions affecting (i) the industries in which the Business participates (including fluctuating conditions resulting from cyclicality, seasonality or weather patterns affecting the Business, including its customers and suppliers), (ii) the U.S. economy as a whole, or (iii) the economy of any foreign country as a whole in which country the Business has operations or sales; or (c) any adverse Effect arising from or relating to any change in accounting requirements or principles or any change in Laws or the interpretation or enforcement thereof. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

“MIP” shall mean the Marine Free Cash Flow Incentive Program.
“Net Working Capital” shall mean, as of a given date and time, (a) Current Assets minus (b) Current Liabilities. It is understood that, for purposes of determining Net Working Capital, (i) all of the Business Assets that are Current Assets and all of the Business Liabilities that are Current Liabilities shall be taken into account, (ii) no Excluded Assets or Excluded Liabilities shall be taken into account and (iii) no Business Indebtedness or Transaction Expenses shall be taken into account.
“Non-Required Testing” shall have the meaning set forth in Section 8.8(f).
“Note” shall have the meaning set forth in Section 2.6(c)(i).
“Notice Period” shall have the meaning set forth in Section 8.3.
“OPEB Participant” shall have the meaning set forth in Section 5.4(i).
“Owned Real Property” shall have the meaning set forth in Section 3.5(a).
“Participating Employees” shall have the meaning set forth in Section 5.4(g)(i).
“PBGC” means the Pension Benefit Guaranty Corporation, a United States government corporation.
“Pension Participants” shall have the meaning set forth in Section 5.4(h)(i).
“Pension Plan” shall have the meaning set forth in Section 3.14(f).
“Pension Plan Transfer Date” shall have the meaning set forth in Section 5.4(h)(ii).
“Pension Transfer Amount” shall have the meaning set forth in Section 5.4(h)(ii)(A).
“Performing Party” shall have the meaning set forth in Section 8.8(a).
“Permits” shall have the meaning set forth in Section 3.8.
“Permitted Encumbrances” shall have the meaning set forth in Section 3.5(a).
“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a Governmental Authority or any other entity or organization.
“Post-Closing Difference” shall have the meaning set forth in Section 2.7(e).

“Pre-Closing Period” is the portion of a Straddle Period ending on the Closing Date.
“Pre-Closing Worker’s Compensation Claims” shall have the meaning set forth in Section 5.4(o).
“Prior Period Returns” shall have the meaning set forth in Section 5.16(a).
“Product Liability Policy” shall have the meaning set forth in Section 5.19(a).
“Purchase Price” shall have the meaning set forth in Section 2.5.
“Real Property Leases” shall have the meaning set forth in Section 3.5(b).
“Release” shall mean any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances in the environment, including the movement of Hazardous Substances through or in the air, soil, surface water, drinking water, storm water, waste water, ground water or property.
“Response Action” shall have the meaning set forth in Section 8.8(a).
“Retained Litigation” shall mean those litigations as set forth in Subsection (a) in the definition of Designated Pre-Closing Liabilities.
“Retention Payments” shall have the meaning set forth in Section 3.22.
“Section 338(h)(10) Acquired Company” shall have the meaning set forth in Section 5.18.
“Securities Act” shall have the meaning set forth in Section 4.7.
“Seller” shall have the meaning set forth in the Preamble.
“Seller Account Parties” shall have the meaning set forth in Section 9.1.
“Seller Actuary” shall have the meaning set forth in Section 5.4(h)(ii)(C).
“Seller Benefit Plans” shall have the meaning set forth in Section 5.4(b).
“Seller Disclosure Letter” shall mean the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Seller Intellectual Property” shall have the meaning set forth in Section 5.6(a).
“Seller Non-Compete Period” shall have the meaning set forth in Section 5.13(b).
“Seller Marks” shall have the meaning set forth in Section 5.6(a).

“Seller Parties” shall have the meaning set forth in Section 8.2(b).
“Seller Representatives” shall mean Seller’s and Seller’s Subsidiaries’ directors, officers, employees, advisors and other representatives, including legal counsel, accountants and financial advisors.
“Seller’s Cafeteria Plan” shall have the meaning set forth in Section 5.4(e).
“Seller’s OPEB Plan” shall have the meaning set forth in Section 5.4(i).
“Seller’s Objection” shall have the meanings set forth in Section 2.7(b).
“Seller’s Pension Plan” shall have the meaning set forth in Section 5.4(h)(i).
“Seller’s Review Period” shall have the meaning set forth in Section 2.7(b).
“Seller’s Savings Plan” shall have the meaning set forth in Section 5.4(g)(i).
“Selling Subsidiaries” shall mean those entities listed on Appendix C attached hereto, which are direct or indirect subsidiaries of Seller.
“Shares” shall mean all of the outstanding capital stock (or equity interests) of each of the Acquired Companies.
“Shortfall Amount” shall have the meaning set forth in Section 5.4(j).
“Significant Contracts” shall have the meaning set forth in Section 3.9.
“Specified Benefit Plan” shall have the meaning set forth in Section 5.4(j).
“Specified Benefit Plan Assets” shall have the meaning set forth in Section 5.4(j).
“Specified Supplies” shall have the meaning set forth in Section 5.6(b).
“Straddle Period” is any Tax period that includes (but does not end on) the Closing Date.
“Straddle Period Income Tax Return” is an Income Tax Return that is a Straddle Period Tax Return.
“Straddle Period Tax Return” is any Tax Return of an Acquired Company for a Straddle Period.
“Subsidiary” shall mean, with respect to any Person (a “parent”), any other Person of which a majority of the total voting power, control or ownership is at the time owned or controlled, directly or indirectly, by the parent or one or more Subsidiaries of the parent or a combination thereof. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supplies” shall mean the (i) Acquired Supplies and (ii) Marine Supplies.
“Surveys” shall mean plats of survey complying with the current Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys.
“Taxes” shall mean all federal, state, local or non-U.S. taxes, charges, fees, imposts, levies or other assessments by any Governmental Authority, including all net income, gross income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority.
“Tax Returns” shall mean all reports and returns required to be filed with respect to Taxes, and an “Income Tax Return” shall mean all reports and returns required to be filed with respect to Income Taxes.
“Title Policy” shall mean an Owner’s Title Insurance Policy (ALTA 2006) (or the equivalent for non-U.S. properties).
“Transaction Expenses” shall mean, without duplication, (i) all advisor fees and other similar transaction related fees and expenses payable by the Acquired Companies in connection with the Transactions pursuant to arrangements in effect prior to Closing, (ii) (A) all change of control or retention or other payments that are tied to consummation of the Transactions, in each case, that are required to be made to employees by an Acquired Company pursuant to binding arrangements in effect prior to Closing, including the employer’s share of any payroll or similar Taxes related thereto (but excluding any severance or other costs related to an employee’s termination of employment by Buyer or its Affiliates after Closing), or (B) other payments required to be made by an Acquired Company to third parties solely as a result of the completion of the Transactions pursuant to binding arrangements in effect prior to Closing (excluding (x) 50% of the first $100,000 of, and 100% of any amounts in excess of $100,000 of, any payments required under the Contracts listed on Section 3.2 of the Seller Disclosure Letter and (y) for the avoidance of doubt, any payments required to be paid or otherwise incurred by Buyer and any Buyer Financing Expenses) and (iii) all loans made by the Acquired Companies that were reflected as an asset in the Interim Financials that are forgiven (other than as a result of Buyer or its Affiliates agreeing to forgive such amount) as a result of the Transaction. “Transaction Expenses” shall not include any Business Indebtedness, any payments or Taxes provided for under Section 5.4(l) or any payments that Buyer has otherwise agreed to make (or cause to be made) pursuant to the terms of this Agreement or the Ancillary Agreements (including, without limitation, any payments that, following Closing, may be required to be made by any Acquired Company under any Ancillary Agreement).
“Transactions” means the transactions contemplated by this Agreement or the Ancillary Agreements.
“Transfer Taxes” shall have the meaning set forth in Section 2.8.

“Transition Services Agreement” shall mean the Transition Services Agreement between Buyer and Seller dated the date hereof.
“Transferred Employees” shall have the meaning set forth in Section 5.4(a)(i).
“Transferred Real Property” shall mean the Owned Real Property and the Leased Real Property.
“Transferred Real Property Laws” shall have the meaning set forth in Section 3.5(c).
“Travelers LC” shall have the meaning set forth in Section 5.17.
“TSA Employees” shall have the meaning set forth in Section 5.4(k).
“Underlying Data” shall have the meaning set forth in Section 5.4(j).
“WARN” shall mean the Worker Adjustment and Retraining Notification Act (or any successor provision).
“Working Capital Deficit” shall mean the amount by which Net Working Capital as of the Effective Time is less than $42,620,000. For the avoidance of doubt, if the Net Working Capital is greater than $42,620,000, the “Working Capital Deficit” shall be zero.
“Working Capital Surplus” shall mean the amount by which Net Working Capital as of the Effective Time is greater than $44,620,000. For the avoidance of doubt, if the Net Working Capital is less than $44,620,000, the “Working Capital Surplus” shall be zero.

APPENDIX B
ACQUIRED COMPANIES
TFX Marine Incorporated
Sierra International Inc.
Teleflex Pte Ltd.
Teleflex Canada Limited Partnership
Teleflex Canada Inc.
Teleflex Pty Ltd.
Teleflex (NZ) Limited
Teleflex Marine France Sarl

B-1

APPENDIX C
SELLING SUBSIDIARIES
TFX Equities Incorporated
Teleflex Medical (Asia) Pte, Ltd.
TFX Group Ltd.
Morse Controls Ltd.
Teleflex Holding Company
TFX Holding L.P.
Technology Holding Company

C-1